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                                                             SECOND QUARTER 1997




                             FIRST UNION CORPORATION
                                AND SUBSIDIARIES


                       Management's Analysis of Operations

















                         Quarterly Financial Supplement
                         Six Months Ended June 30, 1997

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
FIRST UNION CORPORATION AND SUBSIDIARIES
SECOND QUARTER FINANCIAL SUPPLEMENT
SIX MONTHS ENDED JUNE 30, 1997
TABLE OF CONTENTS
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

Financial Highlights                                                                1

Manangement's Analysis of Operations                                                2

Consolidated Summaries of Income, Per Common Share and Balance Sheet Data         T-1

Business Segments                                                                 T-2

Internal Capital Growth and Dividend Payout Ratios                                T-4

Selected Quarterly Data                                                           T-4

Securities Available for Sale                                                     T-5

Investment Securities                                                             T-6

Loans                                                                             T-7

Allowance for Loan Losses and Nonperforming Assets                                T-8

Intangible Assets                                                                 T-9

Foreclosed Properties                                                             T-9

Deposits                                                                         T-10

Time Deposits in Amounts of $100,000 or More                                     T-10

Long-Term Debt                                                                   T-11

Changes in Stockholders' Equity                                                  T-12

Capital Ratios                                                                   T-13

Off-Balance Sheet Derivative Financial Instruments                               T-14

Off-Balance Sheet Derivatives - Expected Maturities                              T-16

Off-Balance Sheet Derivatives Activity                                           T-17

Net Interest Income Summaries
  Five Quarters Ended June 30, 1997                                              T-18

  Year-to-Date June 30, 1997; June 30, September 30, and December 31, 1996       T-20

Consolidated Balance Sheets                                                      T-22

Consolidated Statements of Income
  Five Quarters Ended June 30, 1997                                              T-23

  Year-to-Date June 30, 1997and 1996                                             T-24

Consolidated Statements of Cash Flows                                            T-25

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
FINANCIAL HIGHLIGHTS
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                                                                                          Three Months Ended      Six Months Ended
                                                                                                     June 30,              June 30,
                                                                                         --------------------   -------------------

(Dollars in millions, except per share data)                                               1997        1996         1997       1996
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
FINANCIAL HIGHLIGHTS
Net income                                                                            $     485         439          956        682
Dividends on preferred stock                                                                  -           3            -          7
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Net income applicable to common stockholders after merger-related
  restructuring charges                                                                     485         436          956        675
After tax restructuring charges                                                               -           -           -         181
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Net income applicable to common stockholders before merger-related
  restructuring charges                                                               $     485         436          956        856
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PER COMMON SHARE DATA (a)
Net income after merger-related restructuring charges                                 $    0.87        0.77         1.70       1.20
Net income before merger-related restructuring charges                                     0.87        0.77         1.70       1.52
Cash dividends                                                                             0.29        0.26         0.58       0.52
Book value                                                                                17.79       16.23        17.79      16.23
Period-end price                                                                      $  46.250      30.375       46.250     30.375
Average common shares (In thousands)                                                    560,900     565,152      563,003    562,950
Actual common shares (In thousands)                                                     560,977     563,895      560,977    563,895
Dividend payout ratios (based on operating earnings)                                      33.33%      33.77        34.12      34.21
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PERFORMANCE HIGHLIGHTS
Before merger-related restructuring charges
  Return on average assets (b) (c)                                                         1.39%       1.29         1.40       1.30
  Return on average common equity (b) (d)                                                 19.90       18.60        19.74      18.64
  Overhead efficiency ratio (excludes expenses on trust capital securities) (e)              56          57           56         57
Net charge-offs to
  Average loans, net (b)                                                                   0.68        0.45         0.64       0.56
  Average loans, net, excluding Bankcard (b)                                               0.23        0.17         0.21       0.31
Nonperforming assets to loans, net and foreclosed properties                               0.73        0.91         0.73       0.91
Net interest margin (b)                                                                    4.36%       4.17         4.36       4.18
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CASH EARNINGS (EXCLUDING OTHER INTANGIBLE AMORTIZATION)
Before merger-related restructuring charges
    Net income applicable to common stockholders                                      $     536         487        1,060        960
    Net income per common share                                                       $    0.95        0.86         1.88       1.70
    Return on average tangible assets (b)                                                  1.57%       1.47         1.59       1.48
    Return on average tangible common equity (b) (d)                                      30.84       27.03        30.79      27.42
    Overhead efficiency ratio (excludes expenses on trust capital securities) (e)            52%         54           53         54
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PERIOD-END BALANCE SHEET DATA
Securities available for sale                                                                                   $ 16,396     21,835
Investment securities                                                                                              2,285      2,681
Loans, net of unearned income                                                                                     96,411     91,339
Earning assets                                                                                                   126,671    126,918
Total assets                                                                                                     142,942    139,886
Noninterest-bearing deposits                                                                                      19,033     16,831
Interest-bearing deposits                                                                                         73,901     74,622
Long-term debt                                                                                                     7,258      7,807
Guaranteed preferred beneficial interests                                                                            990          -
Common stockholders' equity                                                                                        9,980      9,153
Total stockholders' equity                                                                                      $  9,980      9,316
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
(a) Per common share data has been restated for a two-for-one stock split declared on June 17, 1997, which is payable on July 31, 1997, to holders of record as of July 1, 1997.
(b)   Quarterly amounts annualized.
(c)   Based on net income.
(d) Based on net income applicable to common stockholders and average common stockholders' equity excluding average net unrealized gains or losses on debt and equity securities.
(e) The overhead efficiency ratio is equal to noninterest expense divided by net operating revenue. Net operating revenue is equal to the sum of tax-equivalent net interest income and noninterest income, including investment securities transactions.

                                           1
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MANAGEMENT'S ANALYSIS OF OPERATIONS
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EARNINGS HIGHLIGHTS
First Union earned $956 million in net income applicable to common stockholders in the first half of 1997, a 12 percent increase from operating earnings of $856 million in the first half of 1996. On a per common share basis, first half 1997 earnings were $1.70 (or $3.40 before a two-for-one stock split announced in the second quarter of 1997), compared with operating earnings of $1.52 ($3.04 before the stock split) in the first half of 1996. Operating earnings represent net income before merger-related restructuring charges.

On June 17, 1997, First Union announced a two-for-one stock split payable July 31, 1997, to holders of record as of July 1, 1997. As a result, all common stock and per share data has been restated for the stock split. The company also increased its quarterly dividend 10 percent to 32 cents per common share (64 cents before the stock split) payable in the third quarter of 1997.

In the second quarter of 1997, First Union's net income applicable to common stockholders was $485 million, an 11 percent increase from $436 million in the second quarter of 1996 and 3 percent from operating earnings of $471 million in the first quarter of 1997. Adjusted for the stock split, second quarter 1997 earnings were 87 cents per share ($1.73 before the stock split), compared with 77 cents ($1.55 before the stock split) in the second quarter of 1996.

Key factors in the first half 1997 earnings growth compared with the first half of 1996 were:

(bullet)  5 percent growth in tax-equivalent net interest income;

(bullet) 43 percent growth in noninterest, or fee, income (excluding investment securities transactions); and

(bullet)  An improved overhead efficiency ratio of 56 percent.

Also included in the first half of 1997 were the results of six bank-related purchase accounting acquisitions, which closed in the fourth quarter of 1996, with combined assets, net loans and deposits of $5.8 billion, $3.3 billion and $3.4 billion.

Tax-equivalent net interest income was $2.7 billion in the first half of 1997 compared with $2.5 billion in the first half of 1996 as a result of an increase in earnings assets, primarily the loan and securities held for sale portfolios. Average net loans in the first half of 1997 were $95.0 billion compared with $89.5 billion in the first half of 1996. Loan growth was related to the fourth quarter 1996 purchase accounting acquisitions and increases in both our consumer and Capital Markets portfolios. The increase in securities reflected actions taken to benefit from current market conditions.

First Union's strategic decision to allocate more resources to lines of business that produce fee income was apparent in the increase in noninterest, or fee, income (excluding investment securities transactions) to $1.5 billion in the first half of 1997 from $1.1 billion in the first half of 1996.

Nonperforming assets at June 30, 1997, improved to $708 million, or 0.73 percent of net loans and foreclosed properties, compared with $763 million, or 0.80 percent, at December 31, 1996, and $836 million, or 0.91 percent, at June 30, 1996. Annualized net charge-offs were 0.64 percent in the first half of 1997 compared with 0.56 percent in the first half of 1996. Annualized net charge-offs were 0.68 percent in the second quarter of 1997 compared with 0.61 percent in the first quarter of 1997 and 0.45 percent in the second quarter of 1996. Excluding net charge-offs related to the credit card portfolio, second quarter 1997 annualized net charge-offs were 0.23 percent compared with 0.20 percent in the first quarter of 1997 and 0.17 percent in the second quarter of 1996. At June 30, 1997, the owned credit card portfolio represented 5 percent of the loan portfolio.
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OUTLOOK
On July 21, 1997, First Union announced a pending merger with Signet Banking Corporation, of Richmond, Virginia, which had assets of $11.9 billion, deposits of $8.1 billion, loans of $6.3 billion and total stockholders' equity of $936 million at June 30, 1997. The merger is expected to increase First Union's deposit share to first in the attractive Virginia market. The merger is expected to be consummated by December 31, 1997, pending regulatory approval, approval by Signet stockholders, and other conditions of closing.

We currently estimate that approximately 66.4 million shares of First Union's common stock will be issued in this pooling of interests accounting transaction. The merger agreement provides for the issuance of 1.10 shares of First Union common stock for each share of Signet common stock. Based on First Union's closing price of $48.72 on July 18, 1997, the last business day before public announcement of the merger, the transaction would be valued at approximately $3.25 billion.

First Union expects to take an after-tax, merger-related restructuring charge of $135 million in 1997 in connection with the Signet merger. In addition, two directors of Signet are expected to be elected or nominated for election to the First Union board of directors following consummation of the merger. More information is available in a Current Report on Form 8-K, which we filed with the Securities and Exchange Commission on July 21, 1997.

On August 5, 1997, we announced an agreement to acquire Covenant Bancorp, Inc., based in Haddonfield, New Jersey, which had assets of $454 million, net loans of $263 million, deposits of $302 million and stockholders' equity of $31 million at June 30, 1997. The merger agreement provides for the issuance of .3813 shares of First Union common stock for each share of Covenant common stock. Two issues of convertible Covenant preferred stock would also be exchanged for First Union common stock. Based on First Union's closing price of $49.50 on August 4, 1997, the last business day prior to public announcement of the merger, the transaction would be valued at approximately $78 million. The merger, which is to be accounted for as a purchase, is expected to be completed in early 1998, subject to regulatory and Covenant stockholder approval and other conditions of closing. We intend to repurchase common stock in an amount equal to the aggregate shares issued in connection with the Covenant acquisition.

In addition, First Union is taking advantage of the opportunity afforded by the Riegle-Neal Interstate Banking and Branching Efficiency Act (discussed further in ACCOUNTING AND REGULATORY MATTERS) to operate national banks across state lines by consolidating our banks in phases during this year and during the first quarter of 1998. After consolidation, First Union National Bank, based in Charlotte, North Carolina, will conduct commercial banking operations throughout our regional marketplace. We believe this consolidation of banking entities will increase liquidity and create a more efficient use of capital. The first phase, completed in June 1997, merged our banks in Georgia, Florida and North Carolina. The second phase, completed in July 1997, continued the consolidation with the South Carolina, Tennessee, Virginia, Maryland, Washington, D.C., and Connecticut bank mergers into First Union National Bank. The final consolidation in the rest of the northern part of our company (other than Delaware) is scheduled to occur in February 1998.

First Union prepared for the challenges of an increasingly competitive environment by diversifying its business mix. Revenue growth continued to outpace expense growth in the second quarter of 1997. We have made significant progress toward our goal of increasing noninterest income as a percentage of noninterest income and net interest income to 40 percent by the year 2000. In the first half of 1997, this proportion was 36 percent. To help us meet our revenue goal, we continue to make significant discretionary investments in revenue-enhancing lines of business, particularly in the Capital Management, Capital Markets and electronic and remote delivery areas of our company. These higher growth business lines diversify our revenue streams and complement our loan, deposit and other products offered through our Consumer Bank and Commercial Bank. We have redesigned our Consumer Bank and streamlined

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processes in our Commercial Bank to improve customer service, increase sales and generate efficiencies. We expect strong sales momentum in light of demographic trends, a continued strong economy and our market expansion.

Our primary management attention is focused on leveraging our existing business base as we invest in new technology and fee income-generating lines of business. The significant investments we have made in acquisitions, in technology and in expanded products and services have positioned us to better serve our 12 million customers in a diverse geographic marketplace and to reduce the impact of adverse changes in the credit cycle.

We also continue to evaluate acquisition opportunities that will provide access to customers and markets that we believe complement our long-term goals. Acquisition opportunities are evaluated as a part of our ongoing capital allocation decision-making process. Decisions to pursue acquisitions will be measured against our financial performance guidelines adopted in 1996 and other financial objectives, including a minimum 18-month cumulative positive impact to earnings per share (excluding restructuring charges). Acquisition discussions and in some cases negotiations may take place from time to time, and future acquisitions involving cash, debt or equity securities may be expected.

The ACCOUNTING AND REGULATORY MATTERS section provides information about legislative, accounting and regulatory matters that have recently been adopted or proposed.


BUSINESS SEGMENTS
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BUSINESS FOCUS
First Union's operations are divided into four primary business segments encompassing more than 40 distinct product and service units. These segments include the Consumer Bank, Capital Management, the Commercial Bank and Capital Markets. Additional information can be found in Table 2.

We have developed a new internal performance reporting model to measure the results of these four business segments and the Treasury/Nonbank segment. Because of the complexity of the corporation and the interrelationships of these business segments, we have used various estimates and allocation methodologies in the preparation of the BUSINESS SEGMENTS financial information. Restatements of various periods may occasionally be expected because these estimates and methodologies could be refined over time. Our management structure combines this internal performance reporting with a matrix management approach, which integrates product management with our various distribution channels. Additionally First Union's management structure and the use of various estimates and allocation methodologies will produce business segment results that are not necessarily comparable to presentations by other bank holding companies or standalone entities in similar industry segments.

The new internal performance reporting model was implemented in 1997, and prior periods have not been reported to reflect the new model because it is not practicable. Under our new model we isolate the net income contribution and measure the return on capital for each business segment by allocating equity, funding expense and corporate allocations based on the risk characteristics for each segment. We use a risk-based methodology to allocate equity to the segments based on the credit and operational risks associated with each business. Credit risk allocations are developed to provide sufficient equity to cover both expected and unexpected losses for each asset portfolio. Operational capital is allocated based on the level of noninterest expense for each segment. In addition capital is allocated to segments with deposit products to reflect the risk of unanticipated disintermediation. Through this process, the aggregate amount of equity allocated to all business segments may be more or less than the corporation's book equity. All unallocated equity is retained by the Treasury/Nonbank segment. This mismatch in book versus allocated equity may result in an unexpectedly high or low return on equity for the Treasury/Nonbank segment for extended periods of time.

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Exposure to interest rate risk is managed centrally by the Treasury/Nonbank segment. In order to remove interest rate risk from each business segment our model relies on a funds transfer pricing (FTP) system. The FTP system matches the duration of the funding provided to each segment to the duration of the assets and liabilities contained in each segment. This matching of duration, or effective term until an instrument can be repriced, allocates interest expense to each segment so its resulting net interest income is not under or overstated due to exposure to interest rate risk. All interest rate risk resulting from the mismatch in durations of assets and liabilities held by the business segments resides in the Treasury/Nonbank segment. The Treasury/Nonbank segment also holds the corporation's investment portfolio and off-balance sheet portfolio, which are used to enhance corporate earnings and to manage exposure to interest rate risk. Because all interest rate risk is held in the Treasury/Nonbank segment, the profitability of this segment is expected to be more volatile than for other business segments.

General corporate expenses, with the exception of goodwill amortization, are allocated to each segment in a pro rata manner based on the direct and attributable indirect expenses for each segment. Residual corporate expense remaining in the Treasury/Nonbank segment reflects the costs of portfolio management activities and goodwill amortization. In general this approach should not result in significant volatility to business segment returns.

Intercompany transfers may arise when one segment provides services to another segment and records revenue for these services. Over the first six months of 1997 Capital Management recorded $14 million in revenue for brokerage services provided to the Capital Markets segment. Under our model these revenues contribute to the profitability of the segment providing the service and are recorded as an expense for the segment receiving the service.


CONSUMER BANK
The Consumer Bank, our primary deposit-taking entity, provides an attractive source of funding for our lending activities. The Consumer Bank also originates secured and unsecured consumer loans, first and second residential mortgages, installment loans, credit cards, auto loans and leases and student loans. The Consumer Bank encompasses the full-service branch network in 12 states and Washington, D.C.; the Customer Direct Access Division (CDAD); Consumer Credit; First Union Auto Finance; First Union Direct Bank, N.A.; First Union Home Equity Bank, N.A. (FUHEB); and First Union Mortgage Corporation. CDAD includes card, telephone and personal computer-based distribution channels as well as centralized customer service centers.

The Consumer Bank also is a major distribution or referral mechanism for products from other business segments, including Capital Management products and small business loans. Our full-service retail branch network is located in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and Washington, D.C. The Consumer Bank also encompasses remote and electronic distribution methods, including direct access over the Internet, by telephone or by card product.

Consumer lending through our full-service bank branches is managed using an automated underwriting system that combines statistical predictors of risk and industry standards for acceptable levels of customer debt capacity and collateral valuation. These guidelines are continually monitored for overall effectiveness and for compliance with fair lending practices.

The Consumer Bank generated 57 percent of the corporation's net interest income in the first half of 1997.The Consumer Bank's net interest income was $1.5 billion in the first half of 1997, with noninterest income of $573 million, which was generated primarily through service charges on deposit accounts and income related to asset securitizations. Forty-eight percent of the corporation's noninterest expense in the first half of 1997 was attributable to the Consumer Bank. Fifty-five percent of the corporation's average net loans, or $52.0 billion, and 71 percent of average deposits, or $66.0 billion, in the first half of 1997 were managed by the Consumer Bank.

Average consumer loans in the first half of 1997 exclude the securitization and sale of certain adjustable rate mortgages (ARMs). Key growth areas in the consumer portfolio continue to be direct and home equity loans. With respect to the credit card portfolio, and consistent with the rest of the industry, we experienced an increase in personal bankruptcies, which was partially offset by a decrease in contractually past due accounts.

Net charge-offs attributable to the Consumer Bank in the first half of 1997 amounted to $289 million, or 1.11 percent of average net loans on an annualized basis. Seventy-two percent of these were related to the credit card portfolio.

CDAD incorporates a range of customer access and distribution channels, including those mentioned above as well as centralized, sophisticated customer call centers. CDAD also includes card products such as credit cards, debit cards and automated teller machine cards. The managed credit card portfolio was $6.7 billion at June 30, 1997. This amount includes $1.5 billion of securitized credit cards.

First Union's network of mortgage origination and home equity offices across the nation also are included in the Consumer Bank. First Union Mortgage Corporation was the nation's 12th largest mortgage servicer, with a mortgage servicing portfolio of $52.1 billion at June 30, 1997. On a segment basis, mortgage banking noninterest income was $139 million in the first six months of 1997. FUHEB had $4.0 billion in outstandings at June 30, 1997 and originated $749 million in home equity loans in the first half of 1997. In addition, FUHEB is a major participant in both the "A" credit quality market as well as the sub-prime market. In the first six months of 1997, FUHEB securitized and sold $234 million in sub-prime originations through our Capital Markets Group.


CAPITAL MANAGEMENT
Our Capital Management Group includes mutual funds; brokerage services; personal, institutional and corporate trust; insurance; private banking; financial and estate planning; Individual Retirement Accounts (IRAs) and other asset management products and services for both corporate and individual customers.

The Capital Management Group generated three percent of the corporation's net interest income, or $73 million, in the first half of 1997. Capital Management results in the first half of 1997 included the operating results related to the December 1996 purchase accounting acquisition of Keystone Investments, Inc., the Boston, Mass.-based investment adviser to the Keystone family of mutual funds. Capital Management contributed $421 million, or 28 percent of the corporation's noninterest income in the first half of 1997. Trust and investment advisory fees, which were $283 million in the first half of 1997, were the largest components of Capital Management fee income. Brokerage revenues were $108 million in the first half of 1997. Insurance commissions, which include annuities, were $30 million in the first half of 1997.

Capital Management assets under management derived from trust services and mutual funds were $66.8 billion at June 30, 1997.

The Evergreen Keystone families of mutual funds amounted to $30.5 billion in assets under management at June 30, 1997. The Evergreen Keystone funds are now the nation's 25th largest mutual fund family.

Average net loans of $2.0 billion and average deposits of $3.3 billion in the first half of 1997 were managed by the Capital Management Group, primarily in our Private Banking Group. The Capital Management Group accounted for $394 million, or 17 percent, of the corporation's noninterest expense in the first half of 1997.

COMMERCIAL BANK
The Commercial Bank offers a variety of lending, commercial deposit and cash management products and services to corporate, middle-market, commercial and small business customers. The commercial loan portfolio includes general commercial loans, both secured and unsecured, and commercial real estate loans. Commercial loans are typically either working capital loans, which are used to finance the inventory, receivables and other working capital needs of commercial borrowers, or term loans, which are typically used to finance fixed assets or acquisitions. Commercial real estate loans typically are used to finance the construction or purchase of commercial real estate.

Our commercial lenders focus principally on middle-market companies, which we believe reduces the risk of credit loss from any single borrower or group of borrowers. A majority of our commercial loans are for less than $10 million. Consistent with our longtime standard, we generally look for two repayment sources for commercial real estate loans: cash flows from the project and other resources of the borrower.

The Commercial Bank generated $710 million, or 27 percent, of the corporation's net interest income in the first half of 1997. The Commercial Bank had noninterest income of $126 million in the first half of 1997, more than 80 percent of which was generated from cash management products and services. Nineteen percent of the corporation's noninterest expense in the first half of 1997 was attributable to the Commercial Bank.

Twenty-nine percent of the corporation's average net loans, or $27.1 billion, and 19 percent of the corporation's average deposits, or $17.5 billion, were managed by the Commercial Bank in the first half of 1997. Net charge-offs attributable to the Commercial Bank in the first half of 1997 amounted to $16 million, or 0.12 percent of average net loans on an annualized basis.


CAPITAL MARKETS
Our Capital Markets Group provides investment banking products and services including loan syndications, real estate securitizations, international trade finance, affordable housing investments, fixed income sales and trading, and debt and equity underwriting. Our primary focus is on serving our middle-market customers with a complete selection of capital markets products. In addition Capital Markets manages the lending activities of our U.S. Corporate Banking Group, Specialized Industries Group, (including communications, health care and insurance), leveraged finance and commercial leasing. Also included is the International Division, which primarily provides traditional trade finance and commercial banking services to our customer base and capital markets products to U.S. subsidiaries of foreign corporations. Our Section 20 subsidiary, First Union Capital Markets Corp., conducts securities-related activities.

Key Capital Markets growth areas in the first half of 1997 were asset securitizations, loan syndications, risk management products and international trade finance. The Capital Markets Group generated 7 percent of the corporation's net interest income, or $187 million, in the first half of 1997. Capital Markets activities contributed noninterest income of $372 million in the first half of 1997. Substantially all of Capital Markets-related noninterest income was included in sundry income. The Capital Markets Group accounted for $287 million, or 12 percent, of the corporation's noninterest expense in the first half of 1997. Average net loans were $12.5 billion and average deposits were $3.7 billion in the first half of 1997.


TREASURY/NONBANK SEGMENT
The Treasury/Nonbank segment includes First Union's Central Money Book (CMB) and certain expenses that are not allocated to the business segments including goodwill amortization. The CMB is responsible for the management of our securities portfolios, our overall funding requirements and our asset and liability management functions. THE SECURITIES AVAILABLE FOR

SALE, INVESTMENT SECURITIES, LIQUIDITY AND FUNDING SOURCES and INTEREST RATE RISK MANAGEMENT sections provide information about our securities portfolios, funding sources and asset and liability management functions.

Additionally the Treasury/Nonbank segment includes amortization expense and capital not allocated to business segments related to other intangible assets (excluding deposit base premium and mortgage servicing assets) and charges that are unusual and infrequent, including merger-related restructuring charges. Other intangibles amortization in the first half of 1997 (excluding deposit base premium and mortgage servicing assets) was $73 million. Intangibles amortization relates to goodwill and other intangibles that result from purchase accounting acquisitions.

RESULTS OF OPERATIONS
INCOME STATEMENT REVIEW
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NET INTEREST INCOME
Tax-equivalent net interest income increased 5 percent to $2.7 billion in the first half of 1997 from $2.5 billion in the first half of 1996. The increase in net interest income was primarily the result of loan growth, increased securities holdings and the previously mentioned fourth quarter 1996 purchase accounting acquisitions.

Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In the first half of 1997, $21 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and if they had been outstanding throughout the period (or since origination if held for part of the period). The amount of interest income related to these assets and included in income in the first half of 1997 was $3 million.


NET INTEREST MARGIN
The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was
4.36 percent in the first half of 1997 compared with 4.18 percent in the first half of 1996. The margin increase in the first half of 1997 was primarily a result of an increase in higher-yielding assets. The average rate earned on earning assets was 8.23 percent in the first half of 1997 and 7.99 percent in the first half of 1996. The average rate paid on interest-bearing liabilities was 4.44 percent in the first half of 1997 and 4.37 percent in the first half of 1996. It should be noted that the margin is not our primary management focus or goal. Our goal is to increase net interest income.

We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the INTEREST RATE RISK MANAGEMENT section.


NONINTEREST INCOME
We are meeting the challenges of increasing competition, changing customer demands and demographic shifts by making discretionary investments to enhance revenue growth. We have significantly broadened our product lines, particularly in the Capital Markets and Capital Management divisions, to provide additional sources of fee income that complement our long-standing banking products and services. These investments were reflected in 43 percent growth in noninterest income, excluding investment securities transactions, to $1.5 billion in the first half of 1997 from $1.1 billion in the first half of 1996.

Virtually all categories of noninterest income increased in the first half of 1997 from the first half a year ago. Fee income from Capital Management and Capital Markets activities made up more than half of total noninterest income in the first half of 1997. These two groups are discussed further in the BUSINESS SEGMENTS section. A $60 million gain from the sale of ARMs also was reflected in the first half of 1997. Service charges on deposit accounts increased 17 percent from the first half of 1996, reflecting the fourth quarter 1996 purchase accounting acquisitions and some seasonality.


TRADING ACTIVITIES
Our Capital Markets Group also makes a key contribution to noninterest income through trading profits. Trading activities are undertaken to both satisfy the investment and risk management needs of our customers and to enhance our earnings through profitable trading in the corporation's own proprietary account. Proprietary trading activities across a wide array of financial instruments add to our ability to optimally serve our customers. Trading profits were $80 million in the first half of 1997 compared with $29 million in the first half of 1996. The increase was largely related to asset securitization activity and to increased customer transactions. Trading account assets were $4.9 billion at June 30, 1997, compared with $3.9 billion at year-end 1996.


NONINTEREST EXPENSE
Noninterest expense was $2.4 billion in the first half of 1997 compared with $2.3 billion in the first half of 1996 (which included the merger-related restructuring charges of $281 million pre-tax). The increase from 1996 largely was the result of the incremental impact of the fourth quarter 1996 purchase accounting acquisitions and expenses associated with our capital securities issues. More information on these capital securities is in the GUARANTEED PREFERRED BENEFICIAL INTERESTS section.

The increases in various categories of noninterest expense reflect our continued investments in fee-income generating businesses such as those managed by the Capital Management and the Capital Markets Groups, in which expenses move more in tandem with revenues, and in technology and retail branch transformation. Our overhead efficiency ratio continued to improve even as we increased our discretionary investments. This ratio was 56 percent in the first half of 1997, an improvement from 57 percent in the first half of 1996. These ratios exclude amounts related to the capital securities issues and the merger-related restructuring charges.

Amortization of other intangible assets predominantly represents the amortization of goodwill and deposit base premium related to purchase accounting acquisitions. These intangibles are amortized over periods ranging from six to 25 years. Amortization is a noncash charge to income; therefore, liquidity and funds management activities are not affected. We had $2.8 billion in other intangible assets at June 30, 1997, and at December 31, 1996. Costs related to environmental matters were not material.

First Union estimates that costs related to adapting its computer systems to reflect the year 2000 will not have a material adverse effect on results of operations. First Union's single systems platform, in place for more than a decade, provides an advantage in executing changes to applications. An Automation & Operations team began planning for the changes in 1996, and we expect conversion to be complete by the end of 1998, leaving 1999 for any system refinements that may be needed.


BALANCE SHEET REVIEW
------------------------------------------------------------------------------

SECURITIES AVAILABLE FOR SALE
The available for sale portfolio consists of U.S. Treasury, municipal and mortgage-backed and asset-backed securities as well as collateralized mortgage obligations, corporate, foreign and equity securities. Securities available for sale transactions resulted in gains of $9 million in the first half of 1997, and $18 million in the first half of 1996.

At June 30, 1997, we had securities available for sale with a market value of $16.4 billion compared with $14.2 billion at year-end 1996. The market value of securities available for sale was $72 million above amortized cost at June 30, 1997. Activity in this portfolio is undertaken pri-marily to manage interest rate risk and occasionally to take advantage of current market conditions that provide returns on these investments that are more economically attractive than those attainable from alternative capital allocation choices.

The average rate earned on securities available for sale in the first half of 1997 was 6.84 percent compared with 6.54 percent in the first half of 1996. The average maturity of the portfolio was 6.22 years at June 30, 1997.


INVESTMENT SECURITIES
The investment securities portfolio consists of U.S. Government agency, corporate, municipal and mortgage-backed securities, and collateralized mortgage obligations. Our investment securities amounted to $2.3 billion at June 30, 1997, and $2.5 billion at December 31, 1996.

The average rate earned on investment securities was 8.64 percent in the first half of 1997 and 8.69 percent in the first half of 1996. The average maturity of the portfolio was 6.14 years at June 30, 1997.


LOANS
The loan portfolio, which represents our largest asset class, is a significant source of interest and fee income. Elements of the loan portfolio are subject to differing levels of credit and interest rate risk. Our lending strategy stresses quality growth, diversified by product, geography and industry. A common credit underwriting structure is in place throughout the company.

The loan portfolio at June 30, 1997, was composed of 45 percent in commercial loans and 55 percent in consumer loans. The portfolio mix did not change significantly from year-end 1996.

Net loans at June 30, 1997, were $96.4 billion compared with $95.9 billion at December 31, 1996. Average net loans were $95.0 billion in the first half of 1997 and $89.5 billion in the first half of 1996. The increase in average loans was primarily attributable to the fourth quarter 1996 purchase accounting acquisitions and growth in both our consumer and Capital Markets portfolios. These increases were partially offset by the securitization and sale of ARMs in the first quarter of 1997.

At June 30, 1997, unused loan commitments related to commercial and consumer loans were $29.8 billion and $22.6 billion, respectively. Commercial and standby letters of credit were $5.6 billion at June 30, 1997. At June 30, 1997, loan participations sold to other lenders amounted to $944 million. They were recorded as a reduction of gross loans.

The average rate earned on loans was 8.68 percent in the first half of 1997 compared with 8.51 percent in the first half of 1996. Factors contributing to the increase in the rate on loans included a reduction in lower-yielding mortgage loans, the upward repricing of credit cards loans, and growth in high-yielding leveraged leases. The reduction in mortgage loans resulted from the sale of $1.1 billion of ARMs in the first quarter of 1997. In addition natural runoff from our existing mortgage portfolio exceeded the balance of loans we chose to retain. The improvement in the yield on credit cards reflected the repricing of loans originated with lower introductory rates and the targeted repricing of certain accounts to improve overall profitability.

The ASSET QUALITY section provides information about geographic exposure in the loan portfolio.


COMMERCIAL REAL ESTATE LOANS
Commercial real estate loans amounted to 11 percent of the total portfolio at June 30, 1997, and 12 percent at December 31, 1996. This portfolio included commercial real estate mortgage loans of $9.0 billion at June 30, 1997, compared with $9.5 billion at December 31, 1996.

ASSET QUALITY
------------------------------------------------------------------------------

NONPERFORMING ASSETS
At June 30, 1997, nonperforming assets were $708 million, or 0.73 percent of net loans and foreclosed properties, compared with $763 million, or 0.80 percent, at December 31, 1996.

Loans or properties of less than $5 million each made up 87 percent, or $613 million, of nonperforming assets at June 30, 1997. Of the rest:

(bullet) Four loans or properties between $5 million and $10 million each accounted for $28 million; and

(bullet) Three loans or properties over $10 million each accounted for $67 million.

Fifty-two percent of nonperforming assets were collateralized primarily by real estate at June 30, 1997, and 54 percent at year-end 1996.


PAST DUE LOANS
Accruing loans 90 days past due were $249 million at June 30, 1997, compared with $290 million at December 31, 1996. Of the past dues, $7 million were related to commercial and commercial real estate loans and $242 million were related to consumer loans. At June 30, 1997, we were closely monitoring certain loans for which borrowers were experiencing increased levels of financial stress. None of these loans were included in nonperforming assets or in accruing loans past due 90 days, and the aggregate amount of these loans was not significant.


NET CHARGE-OFFS
Net charge-offs amounted to $305 million in the first half of 1997 compared with $250 million in the first half of 1996, and in the second quarter of 1997, $161 million compared with $102 million in the second quarter of 1996 and $144 million in the first quarter of 1997. Annualized net charge-offs were 0.64 percent of average net loans in the first half of 1997 compared with 0.56 percent in the first half of 1996, and in the second quarter of 1997, 0.68 percent compared with 0.45 percent in the second quarter of 1996 and 0.61 percent in the first quarter of 1997. Excluding net charge-offs related to the credit card portfolio, annualized second quarter 1997 net charge-offs were 0.23 percent compared with 0.17 percent in the second quarter of 1996 and 0.20 percent in the first quarter of 1997. At June 30, 1997, the owned credit card portfolio represented 5 percent of the loan portfolio.

We do not believe that the higher levels of net charge-offs in the credit card portfolio are indicative of any significant deterioration in the credit quality of the total loan portfolio. We are carefully monitoring trends in both the commercial and consumer loan portfolios for signs of credit weakness. Additionally we have evaluated our credit policies in light of changing economic trends, and we have taken appropriate steps where necessary. All of these steps have been taken with the goals of minimizing future credit losses and deterioration and of allowing for maximum profitability.


PROVISION AND ALLOWANCE FOR LOAN LOSSES
The loan loss provision was $310 million in the first half of 1997 compared with $150 million in the first half of 1996, and in the second quarter of 1997, $165 million compared with $80 million in the second quarter of 1996 and $145 million in the first quarter of 1997. The increase in the loan loss provision was based primarily on current economic conditions and the increase in net charge-offs related to the level of consumer bankruptcies, an industry-wide trend experienced in our credit card portfolio.

The allowance for loan losses was $1.4 billion at June 30, 1997, and at December 31, 1996. We establish reserves based on various factors, including the results of quantitative analyses of the quality of commercial loans and commercial real estate loans. Reserves for commercial and commercial real estate loans are based principally on loan grades, historical loss rates, borrowers' creditworthiness, underlying cash flows from the project and from the borrowers, and analysis of other less quantifiable factors that might influence the portfolio. We analyze all loans in excess of $1 million that are being monitored as potential credit problems to determine whether supplemental, specific reserves are necessary. Reserves for all consumer loans are based principally on delinquencies and historical and projected loss rates.

At June 30, 1997, impaired loans, which are included in nonaccrual loans, amounted to $295 million compared with $347 million at December 31, 1996. A loan is considered to be impaired when, based on current information, it is probable that we will not receive all amounts due in accordance with the contractual terms of a loan agreement. Included in the allowance for loan losses at June 30, 1997, was $28 million related to $202 million of impaired loans. The remaining impaired loans were recorded at or below fair value. In the first half of 1997 the average recorded investment in impaired loans was $330 million, and $10 million of interest income was recognized on loans while they were impaired. All of this income was recognized using a cash-basis method of accounting.


GEOGRAPHIC EXPOSURE
The loan portfolio in the East Coast region of the United States is spread primarily across 82 metropolitan statistical areas with diverse economies. Atlanta, Georgia; Charlotte, North Carolina; Miami and Jacksonville, Florida; Newark, New Jersey; New York, New York; Philadelphia, Pennsylvania; and Washington, D.C., are our largest markets. Substantially all of the $11.4 billion commercial real estate portfolio at June 30, 1997, was located in our East Coast banking region.

LIQUIDITY AND FUNDING SOURCES
------------------------------------------------------------------------------

Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future obligations such as loan commitments and deposit outflows. In this process we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet the corporation's needs.

Funding sources primarily include customer-based core deposits but also include purchased funds and cash flows from operations. First Union is one of the nation's largest core deposit-funded banking institutions. Our large consumer deposit base, which is spread across the economically strong South Atlantic region and high per-capita income Middle Atlantic region, creates considerable funding diversity and stability.

Asset liquidity is maintained through maturity management and through our ability to liquidate assets, primarily securities held for sale. Another significant source of asset liquidity is the ability to securitize assets such as credit card receivables and auto, home equity, student and mortgage loans. Other off-balance sheet sources of liquidity exist as well, including a mortgage servicing portfolio for which the estimated fair value exceeded book value by $207 million at June 30, 1997.


CORE DEPOSITS
Core deposits are a fundamental and cost-effective source of funding. Core deposits include savings, negotiable order of withdrawal (NOW), money market, noninterest-bearing and other consumer time deposits. Core deposits were $88.2 billion at June 30, 1997, compared with $90.1 billion at December 31, 1996. The decline largely reflected runoff that is typical following acquisitions and customers' movement into investment products.

The portion of core deposits in higher-rate, other consumer time deposits was 33 percent at June 30, 1997, and 35 percent at year-end 1996. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal, and they are less expensive to process.
                                       12

Average core deposit balances were $87.1 billion in the first half of 1997 and $86.1 billion in the first half of 1996. In the first half of 1997 and first half of 1996, average noninterest-bearing deposits were 20 percent and 19 percent, respectively, of average core deposits. Average balances in savings and NOW, and noninterest-bearing deposits were higher when compared with the first six months of 1996, while money market and other consumer time deposits were lower. Deposits can be affected by branch closings or consolidations, seasonal factors and the rates being offered compared to other investment opportunities. The NET INTEREST INCOME SUMMARIES provide additional information about average core deposits.


PURCHASED FUNDS
Purchased funds at June 30, 1997, were $32.1 billion compared with $27.8 billion at year-end 1996, largely reflecting funding needs related to the increased securities available for sale portfolio, growth in loan balances and the decrease in core deposits. Average purchased funds in the first half of 1997 were $29.1 billion compared with $28.6 billion in the first half of 1996. Purchased funds are acquired primarily through (i) our large branch network, consisting principally of $100,000 and over certificates of deposit, public funds and treasury deposits, and (ii) national market sources, consisting of relatively short-term funding sources such as federal funds, securities sold under repurchase agreements, eurodollar time deposits, short-term bank notes and commercial paper, and longer-term funding sources such as term bank notes, Federal Home Loan Bank borrowings and corporate notes.


CASH FLOWS
Cash flows from operations are a significant source of liquidity. Net cash provided from operations primarily results from net income adjusted for the following noncash accounting items: the provisions for loan losses and foreclosed properties; and depreciation and amortization. This cash was available in the first half of 1997 to increase earning assets, to repurchase stock, to make discretionary investments, and to reduce borrowings.


LONG-TERM DEBT
Long-term debt was 73 percent of total stockholders' equity at June 30, 1997, compared with 77 percent at year-end 1996. In the second quarter of 1997, we issued $250 million of 6.60 percent, three-year senior notes.

Under a shelf registration statement filed with the Securities and Exchange Commission, we currently have available for issuance $390 million of senior or subordinated debt securities. The sale of any additional debt securities will depend on future market conditions, funding needs and other factors.


DEBT OBLIGATIONS
We have a $350 million, committed back-up line of credit that expires in December 1998. This credit facility contains financial covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union has not used this line of credit. During the rest of 1997 $214 million of long-term debt will mature, including bank notes of $75 million. Funds for the payment of long-term debt will come from operations or, if necessary, additional borrowings.


GUARANTEED PREFERRED BENEFICIAL INTERESTS
In January 1997 we issued $495 million of trust capital securities. As a result, $990 million of capital securities were outstanding as of June 30, 1997. A subsidiary trust of the corporation issued these capital securities, and the corporation received the proceeds by issuing junior subordinated debentures to the trust. These capital securities are considered tier 1 capital for regulatory purposes. Expenses related to the issuance of capital securities is included in sundry expense.

STOCKHOLDERS' EQUITY
The management of capital in a regulated banking environment requires a balance between maximizing leverage and return on equity to stockholders while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. We have historically generated attractive returns on equity to stockholders while maintaining sufficient regulatory capital ratios.

Total stockholders' equity was $10.0 billion at June 30, 1997, and at December 31, 1996. Common shares outstanding, adjusted for the stock split, amounted to 561 million at June 30, 1997, (280 million before the stock split) compared with 575 million (287 million before the stock split) at December 31, 1996. In the first half of 1997, we repurchased 22 million shares of our common stock at a cost of $924 million, pursuant to a standing board of directors' authorization to repurchase up to 50 million shares (25 million before the stock split) of common stock. The board of directors authorized the rescinding of this stock buyback authorization upon consummation of the Signet merger.

We paid $329 million in dividends to common stockholders in the first half of 1997.

At June 30, 1997, stockholders' equity was increased by a $40 million unrealized after-tax gain related to debt and equity securities. The SECURITIES AVAILABLE FOR SALE section provides additional information about debt and equity securities.


SUBSIDIARY DIVIDENDS
Our banking subsidiaries are the largest source of parent company dividends. Capital requirements established by regulators limit dividends that these and certain other of our subsidiaries can pay. Banking regulators generally limit a bank's dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of a bank's allowance for loan losses; and second, in any year dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, our subsidiaries had $717 million available for dividends at June 30, 1997, without prior regulatory approval. Our subsidiaries paid $603 million in dividends to the parent corporation in the first half of 1997. In addition the consolidation of our banks in Georgia and Florida into the North Carolina bank resulted in a reduction of capital of $400 million, which was paid to the parent corporation.


REGULATORY CAPITAL
Federal banking regulations require that bank holding companies and their subsidiary banks maintain minimum levels of capital. These banking regulations measure capital using three formulas relating to tier 1 capital, total capital and leverage capital. The minimum level for the ratio of total capital to risk-weighted assets (including certain off-balance sheet financial instruments, such as standby letters of credit and interest rate swaps) is currently 8 percent. At least half of total capital is to be composed of common equity, retained earnings and a limited amount of qualifying preferred stock, less certain intangible assets (tier 1 capital). The rest may consist of a limited amount of subordinated debt, nonqualifying preferred stock and a limited amount of the loan loss allowance (together with tier 1 capital, total capital). At June 30, 1997, the tier 1 and total capital ratios were 7.55 percent and 12.64 percent, respectively, compared with 7.33 percent and 12.33 percent at December 31, 1996.

In addition the Federal Reserve Board has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets equal to 3 percent for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies are generally required to maintain a leverage ratio of at least 4 to 5 percent. The leverage ratio at June 30, 1997, was 6.23 percent and at December 31, 1996, it was 6.13 percent.
                                       14

The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has indicated it will continue to consider a tangible tier 1 leverage ratio (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised us of any specific minimum leverage ratio applicable to us.

Each subsidiary bank is subject to similar capital requirements. None of our subsidiary banks has been advised of any specific minimum capital ratios applicable to it.

The regulatory agencies also have adopted regulations establishing capital tiers for banks. Banks in the highest capital tier, or well capitalized, must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent. At June 30, 1997, our deposit-taking subsidiary banks met the capital and leverage ratio requirements for well capitalized banks. We expect to maintain these ratios at the required levels by the retention of earnings and, if necessary, the issuance of additional capital. Failure to meet certain capital ratio or leverage ratio requirements could subject a bank to a variety of enforcement remedies, including termination of deposit insurance by the FDIC. First Union Home Equity Bank, N.A., First Union Trust Company, N.A. and First Union Direct Bank, N.A., are not deposit-taking banks.

The ACCOUNTING AND REGULATORY MATTERS section provides more information about proposed changes in risk-based capital standards. The OUTLOOK and the ACCOUNTING AND REGULATORY MATTERS Sections provide additional information about the consolidation of our state banks.


INTEREST RATE RISK MANAGEMENT
-------------------------------------------------------------------------------

Managing interest rate risk is fundamental to banking. The inherent maturity and repricing characteristics of our day-to-day lending and deposit-activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines.

The Credit/Market Risk Committee of the corporation's board of directors reviews overall interest rate risk management activity. The Funds Management Committee of the corporation oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines.

In June 1997 we modified our methodology for measuring exposure to interest rate risk for policy measurement. This change in methodology is intended to ensure we include a sufficiently broad range of rate scenarios and pattern of rate movements that we believe to be reasonably possible. The fundamental difference between our previous and our new methodologies is in the absolute amount of change in interest rates we incorporate in our alternative scenarios and the rapidity with which these rate changes occur. Previously we measured the impact of which 100 basis point rate changes over a three-month period had on earnings per share over the subsequent 12 months. Our new methodology uses 200 basis point changes over a 12-month period, an increase of 17 basis points per month. We retained our 5 percent policy limit described below because our change in methodology was intended to focus on the pattern of rate change rather than the average amount of change in rates between the two methodologies.

We use two separate measures that each include three standard scenarios in analyzing interest rate sensitivity for policy measurement. Each of these measures compares our forecasted earnings per share in both a "high rate" and "low rate" scenario to a base-line scenario. The base-line scenario is our estimated most likely path for future short-term interest rates over the next 24 months. The second base-line scenario holds rates flat at their current level over our forecast horizon. The "high rate" and "low rate" scenarios assume gradual 200 basis point increases or decreases in the federal funds rate from the beginning point of each base-line scenario over the most current 12-month period. Our policy limit for the maximum negative impact on earnings per share resulting from high rate or low rate scenarios is 5 percent. The policy limit applies to both the "most likely" rate scenario and the flat-rate scenario. The policy measurement period is 12 months in length, beginning with the first month of the forecast.

Our July 1997 estimate for future short-term interest rates includes an average federal funds rate rising from 5.54 percent in August 1997 to 5.89 percent by December 1997, then declining to 5.63 percent by December 1998. Our flat-rate scenario holds the federal funds rate at 5.50 percent over this same horizon. Based on the July outlook, if interest rates were to rise 200 basis points above the estimated "most likely" rate scenario (i.e. follow the high rate scenario), the model indicates that earnings during the policy measurement period would be negatively affected by 1.9 percent. Our model indicates that earnings would benefit by .2 percent in our low-rate scenario (i.e., a 200 basis point decline in short-term rates from our "most likely" scenario). Our model indicates that a 200 basis point rise in rates from a flat-rate scenario is less detrimental than the same rise from our most likely scenario.

In addition to the three standard scenarios used to analyze rate sensitivity over the policy measurement period, we regularly analyze the potential impact of other remote, more extreme interest rate scenarios and time periods. These alternate "what-if" scenarios may include interest rate paths both higher, lower and more volatile than those used for policy measurement and extend to periods beyond the policy measurement period.

While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings and implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, management will continue to formulate strategies to protect earnings from the potential negative effects of changes in interest rates.


OFF-BALANCE SHEET DERIVATIVES FOR INTEREST RATE RISK MANAGEMENT
As part of our overall interest rate risk management strategy, for many years we have used off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate sensitivity management include interest rate swaps, futures and options with indices that relate to the pricing of specific financial instruments of the corporation. We believe we have appropriately controlled the risk so that derivatives used for rate sensitivity management will not have any significant unintended effect on corporate earnings. As a matter of policy we do not use highly leveraged derivative instruments for interest rate risk management. The impact of derivative products on our earnings and rate sensitivity is fully incorporated in the earnings simulation model in the same manner as on-balance sheet instruments.

Our overall goal is to manage our rate sensitivity such that earnings are not adversely affected materially whether rates go up or down. As a result of interest rate fluctuations, off-balance sheet transactions (and securities) will from time to time develop unrealized appreciation or depreciation in market value when compared with their cost. The impact on net interest income attributable to these off-balance sheet transactions, all of which are linked to specific financial instruments as part of our overall interest rate risk management strategy, will generally be offset by net interest income from on-balance sheet assets and liabilities. The important consideration is not the shifting of unrealized appreciation or depreciation between and among on- and off-balance sheet instruments, but the prudent management of interest rate sensitivity so that corporate earnings are not unduly at risk as interest rates move up or down.

Despite significant year-to-year fluctuations in the market value of both on- and off-balance sheet positions and related fluctuations in net interest income contribution from these positions, tax-equivalent net interest income continued to increase. This is the outcome we strive to achieve in using portfolio securities and off-balance sheet products to balance the income effects of core loans and deposits from changing interest rate environments.
                                       16

The fair value appreciation of off-balance sheet derivative financial instruments used to manage our interest rate sensitivity was $69 million at June 30, 1997, compared with fair value appreciation of $188 million at December 31, 1996.

The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses related to terminated positions. The amount of deferred gains and losses was $9 million and $15 million, respectively, at June 30, 1997. Net losses of $14 million will reduce net interest income in 1997, and gains of $8 million will increase net interest income in 1998.

Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high-quality counterparties. Each transaction is specifically approved for applicable credit exposure.

In addition our policy is to require that all swaps and options be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral arrangements are in place for substantially all dealer counterparties used in our Asset/Liability Management activities. Derivative collateral arrangements for dealer transactions and trading activities are based on established thresholds of acceptable credit risk by counterparty. Thresholds are determined based on the strength of the individual counterparty, and they are bilateral. As of June 30, 1997, the total credit risk in excess of thresholds was $76 million. The fair value of collateral held was 112 percent of the total credit risk in excess of thresholds. For nondealer transactions the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.


ACCOUNTING AND REGULATORY MATTERS
-------------------------------------------------------------------------------

Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards and disclosure requirements for the way companies report information about operating segments, including related product information, both in annual and interim reports issued to stockholders. Operating segments are components of a company about which separate financial information is available and which are used in determining resource allocations and performance results. Information such as segment net earnings, appropriate revenue and expense items and certain balance sheet items are required to be presented, and such amounts are required to be reconciled to the company's combined financial information. Certain information related to this Standard is included in the BUSINESS SEGMENTS section. The corporation will assess the methodologies and reporting for compliance with the Standard. This Standard is effective for financial statements issued for periods ending after December 31, 1997, including interim periods.

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and the presentation of comprehensive income, which is divided into net income and other comprehensive income. Other comprehensive income items are to be classified by their nature and by their related accumulated balances in the appropriate financial statements of a company. Generally, other comprehensive income includes transactions not typically recorded as a component of net income such as foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain debt and equity securities. This Standard requires that such items be presented with equal prominence on a comparative basis in the appropriate financial statements for fiscal years beginning after December 15, 1997.

Statement of Financial Accounting Standards No. 128,"Earnings per Share," establishes standards for computing and presenting earnings per share ("EPS"). This Standard replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the statement of income for entities with complex capital structures, and it requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

Basic EPS excludes dilution, and it is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

This Standard is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. This Standard requires restatement of all prior-period EPS data presented. Currently, the difference between the Corporation's basic and fully diluted EPS is less than three percent.

Statement of Financial Accounting Standard No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended, (i) sets forth the criteria for (a) determining when to recognize financial and servicing assets and liabilities; and (b) accounting for transfers of financial assets as sales or borrowings; and (ii) requires (a) liabilities and derivatives related to a transfer of financial assets to be recorded at fair value; (b) servicing assets and retained interests in transferred assets carrying amounts be determined by allocating carrying amounts based on fair value; (c) amortization of servicing assets and liabilities be in proportion to net servicing income; (d) impairment measurement be based on fair value; and (e) pledged financial assets be classified as collateral. This Standard provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements including dollar rolls, wash sales, loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse and extinguishments of liabilities.

This Standard is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except that the Standard will be effective for transfers of financial assets and transactions related to repurchase agreement, dollar rolls, securities lending and the like, occurring after December 31, 1997, and it is to be applied prospectively. The corporation adopted the appropriate provisions of the Standard on January 1, 1997, and they have not been material. The effect of the adoption of the remainder of the provisions on January 1, 1998, is not expected to be material to the corporation.

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), among other provisions, imposes liability on a bank insured by the FDIC for certain obligations to the FDIC incurred in connection with other insured banks under common control with such bank.

The Federal Deposit Insurance Corporation Improvement Act, among other things, requires a revision of risk-based capital standards. The new standards are required to incorporate interest rate risk, concentration of credit risk and the risks of nontraditional activities and to reflect the actual performance and expected risk of loss of multifamily mortgages. The RISK-BASED CAPITAL section provides information on risk assessment classifications.

Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (IBBEA) authorized interstate acquisitions of banks and bank holding companies without geographic limitation beginning September 27, 1995. Beginning June 1, 1997, a bank may merge with a bank in another state as long as neither of the states opt out of interstate branching between the date of enactment of IBBEA and May 31, 1997. IBBEA further provides that a state may enact laws permitting interstate merger transactions before June 1, 1997. Certain states in which First Union conducts banking operations have enacted such legislation. Information about First Union's consolidation under this legislation is in the OUTLOOK section.

Various other legislative and accounting proposals concerning the banking industry are pending in Congress and with the Financial Accounting Standards Board, respectively. Given the uncertainty of the proposal process, we cannot assess the impact of any such proposals on our financial condition or results of operations.

Table 1
CONSOLIDATED SUMMARIES OF INCOME, PER COMMON SHARE AND BALANCE SHEET DATA
------------------------------------------------------------------------------------------------------------------------------------
                                                            Twelve
                                                            Months                   1997                                    1996
                                                             Ended    --------------------       ----------------------------------
                                                          June 30,     SECOND       First        Fourth        Third       Second
(In millions, except per share data)                          1997     QUARTER    Quarter       Quarter      Quarter      Quarter
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED SUMMARIES OF INCOME
Interest income                                           $  9,835      2,559      2,418         2,435        2,423        2,431
------------------------------------------------------------------------------------------------------------------------------------
Interest income (a)                                       $  9,902      2,576      2,434         2,452        2,440        2,456
Interest expense                                             4,688      1,219      1,131         1,180        1,158        1,167
------------------------------------------------------------------------------------------------------------------------------------
Net interest income (a)                                      5,214      1,357      1,303         1,272        1,282        1,289
Provision for loan losses                                      535        165        145           120          105           80
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses (a)      4,679      1,192      1,158         1,152        1,177        1,209
Securities available for sale transactions                      22          5          4            11            2            3
Investment security transactions                                 2          1          -             1            -            2
Noninterest income                                           2,769        749        749           673          598          541
SAIF special assessment (b)                                    133          -          -             -          133            -
Noninterest expense                                          4,542      1,182      1,169         1,113        1,078        1,052
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes (a)                               2,797        765        742           724          566          703
Income taxes                                                   957        263        255           247          192          239
Tax-equivalent adjustment                                       67         17         16            17           17           25
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                   1,773        485        471           460          357          439
Dividends on preferred stock                                     2          -          -             1            1            3
------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stockholders              $  1,771        485        471           459          356          436
------------------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE DATA
Net income                                                $   3.17       0.87       0.83          0.82         0.65         0.77
Cash dividends                                            $   1.16       0.29       0.29          0.29         0.29         0.26
Average common shares (In thousands)                             -    560,900    565,106       556,595      548,002      565,152
Average common stockholders' equity (c)
  Quarter-to-date                                         $      -      9,773      9,761         9,314        8,905        9,167
  Year-to-date                                                   -      9,767      9,761         9,079        9,000        9,049
Common stock price
  High                                                      47 7/8     47 7/8     47 3/4        38 1/2       33 7/8       32 1/4
  Low                                                       28 3/4     39 1/8     36 5/8        33 1/2       30 1/2       28 3/4
  Period-end                                              $ 46 1/4     46 1/4     40 1/2        37           33 3/8       30 3/8
    To earnings ratio (d)                                    14.59 X    14.59      13.21         13.86        13.62        12.27
    To book value                                              260%       260        240           213          209          188
Book value                                                $  17.79      17.79      16.93         17.41        15.97        16.23

BALANCE SHEET DATA
Assets                                                     142,942    142,942    136,730       140,127      133,882      139,886
Long-term debt                                            $  7,258      7,258      7,604         7,660        7,332        7,807
------------------------------------------------------------------------------------------------------------------------------------

(a)  Tax-equivalent.
(b) The SAIF special assessment amounted to $86 million after tax in the third quarter of 1996.
(c) Quarter-to-date and year-to-date average common stockholders' equity excludes average net unrealized gains or losses on debt and equity securities.
(d)  Based on net income applicable to common stockholders.

Table 2
BUSINESS SEGMENTS
-------------------------------------------------------------------------------------------

                                                                                    1997
                                                                 ------------------------

                                                                    SECOND         First
(In millions)                                                      QUARTER       Quarter
-------------------------------------------------------------------------------------------
CONSUMER BANK
Income statement data
  Net interest income                                           $     760           734
  Provision for loan losses                                           153           136
  Noninterest income                                                  263           310
  Noninterest expense                                                 572           567
  Income tax expense                                                  109           124
-------------------------------------------------------------------------------------------
  Net income applicable to common stockholders                  $     189           217
-------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed common equity (a)                    28.48%        33.21
  Average loans, net                                            $  51,711        52,306
  Average deposits                                                 65,726        66,182
  Average attributed common equity                              $   2,668         2,645
-------------------------------------------------------------------------------------------

CAPITAL MANAGEMENT
Income statement data
  Net interest income                                           $      36            37
  Provision for loan losses                                             -            -
  Noninterest income                                                  212           209
  Noninterest expense                                                 197           197
  Income tax expense                                                   19            18
-------------------------------------------------------------------------------------------
  Net income applicable to common stockholders                  $      32            31
-------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed common equity (a)                    27.64%        26.54
  Average loans, net                                            $   2,025         1,934
  Average deposits                                                  3,206         3,294
  Average attributed common equity                              $     471           470
-------------------------------------------------------------------------------------------

COMMERCIAL BANK
Income statement data
  Net interest income                                           $     360           350
  Provision for loan losses                                             8             8
  Noninterest income                                                   62            64
  Noninterest expense                                                 228           226
  Income tax expense                                                   68            66
-------------------------------------------------------------------------------------------
  Net income applicable to common stockholders                  $     118           114
-------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed common equity (a)                    20.94%        20.24
  Average loans, net                                            $  27,001        27,281
  Average deposits                                                 17,241        17,776
  Average attributed common equity                              $   2,272         2,297
-------------------------------------------------------------------------------------------

                                                                               (Continued)

Table 2
BUSINESS SEGMENTS
-------------------------------------------------------------------------------------------

                                                                                      1997
                                                                   ------------------------

                                                                      SECOND         First
(In millions)                                                        QUARTER       Quarter
-------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                                           $     104            83
  Provision for loan losses                                            (1)           (2)
  Noninterest income                                                  214           158
  Noninterest expense                                                 147           140
  Income tax expense                                                   63            38
-------------------------------------------------------------------------------------------
  Net income applicable to common stockholders                  $     109            65
-------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed common equity (a)                    34.05%        22.73
  Average loans, net                                            $  13,416        11,525
  Average deposits                                                  3,902         3,557
  Average attributed common equity                              $   1,291         1,165
-------------------------------------------------------------------------------------------

TREASURY/NONBANK
Income statement data
  Net interest income                                           $      80            83
  Provision for loan losses                                             5             3
  Noninterest income                                                    4            12
  Noninterest expense                                                  38            39
  Income tax expense                                                    4             9
-------------------------------------------------------------------------------------------
  Net income applicable to common stockholders                  $      37            44
-------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed common equity (a)                     4.83%         5.60
  Average loans, net                                            $   1,143         1,572
  Average deposits                                                  2,901         1,887
  Average attributed common equity                              $   3,071         3,184
-------------------------------------------------------------------------------------------

CONSOLIDATED
Income statement data
  Net interest income                                           $   1,340         1,287
  Provision for loan losses                                           165           145
  Noninterest income                                                  755           753
  Noninterest expense                                               1,182         1,169
  Income tax expense                                                  263           255
-------------------------------------------------------------------------------------------
  Net income applicable to common stockholders                  $     485           471
-------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed common equity (a)                    19.90%        19.58
  Average loans, net                                            $  95,296        94,618
  Average deposits                                                 92,976        92,696
  Average attributed common equity                              $   9,773         9,761
-------------------------------------------------------------------------------------------

(a)  Annualized.

Table 3
INTERNAL CAPITAL GROWTH AND DIVIDEND PAYOUT RATIOS
-------------------------------------------------------------------------------------------------------------------------------
                                            Six Months Ended
                                                    June 30,                       1997                                  1996
                                           -----------------   ------------------------   ------------------------------------
                                                                   SECOND         First        Fourth        Third      Second
                                              1997      1996      QUARTER       Quarter       Quarter      Quarter     Quarter
-------------------------------------------------------------------------------------------------------------------------------
INTERNAL CAPITAL GROWTH (a)
Assets to stockholders' equity               14.16 X   14.50       14.41         13.90         14.60        15.08       14.80
                     X
Return on assets                             1.40 %     1.03        1.39          1.42          1.35         1.06        1.30
-------------------------------------------------------------------------------------------------------------------------------

Return on total stockholders' equity (b)     19.74%    14.88       19.90         19.58         19.59        15.83       18.94
                     X
Earnings retained                            65.88%    56.00       66.67         65.06         64.61        55.78       65.91
-------------------------------------------------------------------------------------------------------------------------------

Internal capital growth (b)                  13.00%     8.33       13.27         12.74         12.66         8.83       12.48
-------------------------------------------------------------------------------------------------------------------------------

DIVIDEND PAYOUT RATIOS ON
Operating earnings
  Common shares                              34.12%    34.21       33.33         34.94         35.37        35.80       33.77
  Preferred and common shares                34.12%    34.77       33.33         34.94         35.39        35.65       34.09
Net income
  Common shares                              34.12%    43.33       33.33         34.94         35.37        44.62       33.77
  Preferred and common shares                34.12%    44.00       33.33         34.94         35.39        44.22       34.09
-------------------------------------------------------------------------------------------------------------------------------

Return on common stockholders'
  equity (b) (c)                             19.74%    14.99       19.90         19.58         19.63        15.91       19.11
-------------------------------------------------------------------------------------------------------------------------------

(a)  Based on average balances and net income.
(b) The determination of these ratios exclude average net unrealized gains or losses on debt and equity securities.
(c)  Based on average balances and net income applicable to common stockholders.


Table 4
SELECTED QUARTERLY DATA
--------------------------------------------------------------------------------------------------------

                                                                   1997                                    1996
                                                ------------------------   -------------------------------------

                                                   SECOND         First        Fourth        Third       Second
(Dollars in millions)                             QUARTER       Quarter       Quarter      Quarter      Quarter
----------------------------------------------------------------------------------------------------------------
FIRST UNION MORTGAGE CORPORATION
  PERMANENT LOAN ORIGINATIONS
  Residential
    Direct (a)                               $      1,039           838           855          883        1,296
    Wholesale                                         691           780           356            -            1
----------------------------------------------------------------------------------------------------------------
        Total                                $      1,730         1,618         1,211          883        1,297
----------------------------------------------------------------------------------------------------------------

  VOLUME OF RESIDENTIAL
    LOANS SERVICED                           $     52,123        51,561        50,762       46,370       49,321
----------------------------------------------------------------------------------------------------------------

FIRST UNION CORPORATION
  OTHER DATA
  ATMs                                              2,479         2,441         2,429        2,313        2,119
  Employees                                        43,869        44,450        44,333       45,116       45,353
----------------------------------------------------------------------------------------------------------------

(a)  Includes originations of affiliated banks.

Table 5
SECURITIES AVAILABLE FOR SALE
---------------------------------------------------------------------------------------------------------------------------
                                                                                                             June 30, 1997
                               --------------------------------------------------------------------------------------------
                                                                                   Gross Unrealized                Average
                               1 Year       1-5       5-10    After 10             ----------------  Amortized    Maturity
(In millions)                  or Less     Years     Years     Years     Total     Gains     Losses       Cost    in Years
---------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                 $     14       918     1,345        51     2,328     (24)        7         2,311        7.26
U.S. Government agencies             1     1,330     9,704        29    11,064     (66)       28        11,026        6.24
CMOs                                13       992         -         -     1,005      (7)        6         1,004        3.77
State, county and municipal          -         -        13        68        81       -         -            81       17.64
Other                               49       972       136       761     1,918     (29)       13         1,902        5.22
---------------------------------------------------------------------------------------------------------------
        Total                 $     77     4,212    11,198       909    16,396    (126)       54        16,324        6.22
---------------------------------------------------------------------------------------------------------------------------

MARKET VALUE
Debt securities               $     77     4,212    11,198       198    15,685    (115)       52      15,622
Sundry securities                    -         -         -       711       711     (11)        2         702
-------------------------------------------------------------------------------------------------------------
        Total                 $     77     4,212    11,198       909    16,396    (126)       54      16,324
-------------------------------------------------------------------------------------------------------------

AMORTIZED COST
Debt securities               $     76     4,182    11,159       205    15,622
Sundry securities                    -         -         -       702       702
-------------------------------------------------------------------------------
        Total                 $     76     4,182    11,159       907    16,324
-------------------------------------------------------------------------------

WEIGHTED AVERAGE YIELD
U.S. Treasury                     5.74%     6.30      7.03      7.39      6.74
U.S. Government agencies          4.57      6.90      7.01      7.83      7.00
CMOs                              5.46      7.37         -         -      7.35
State, county and municipal          -         -      6.85      6.65      6.69
Other                             7.29      6.21      8.04      4.73      5.78
Consolidated                      6.68%     6.72      7.03      5.12      6.84
-------------------------------------------------------------------------------

Included in "U.S. Government agencies" and "Other" at June 30, 1997, are $1.1 billion of securities that are denominated in currencies other than the U.S.
dollar. The currency exchange rates were hedged utilizing both on- and off-balance sheet instruments to minimize the exposure to currency revaluation risks. At June 30, 1997, these securities had a weighted average maturity of
3.20 years and a weighted average yield of 5.65 percent.  The weighted average
U.S. equivalent yield for comparative purposes of these securities was 7.64 percent based on a weighted average funding cost differential of (1.99) percent.

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at June 30, 1997. Average maturity in years excludes preferred and common stocks and money market funds.

Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of 7.5 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 10.5 percent in Connecticut.

There were commitments to purchase securities at a cost of $1.9 billion that had a market value of $1.9 billion at June 30, 1997. There were commitments to sell securities at a cost of $2.1 billion that had a market value of $2.1 billion at June 30, 1997. Gross gains and losses from sales are accounted for on a trade date basis. Gross gains and losses realized on the sale of debt securities for the six months ended June 30, 1997, were $23 million and $32 million, respectively. Gross gains realized on the sale of sundry securities were $18 million.


                                      T-5



Table 6
INVESTMENT SECURITIES
--------------------------------------------------------------------------------------------------------------------------
                                                                                                             June 30, 1997
                               -------------------------------------------------------------------------------------------
                                                                                   Gross Unrealized              Average
                               1 Year       1-5       5-10    After 10             ----------------   Market     Maturity
(In millions)                  or Less     Years     Years     Years     Total     Gains     Losses    Value     in Years
--------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
U.S. Government agencies      $      -       632       392         -     1,024       20      (2)       1,042        5.23
CMOs                                11       418         -         -       429        8       -          437        3.24
State, county and municipal         54       193       166       343       756      103      (1)         858        8.61
Other                                1        15         5        55        76        4       -           80       10.97
-------------------------------------------------------------------------------------------------------------
        Total                 $     66     1,258       563       398     2,285      135      (3)       2,417        6.14
-------------------------------------------------------------------------------------------------------------------------

CARRYING VALUE
Debt securities               $     66     1,258       563       387     2,274      135      (3)       2,406
Sundry securities                    -         -         -        11        11        -       -           11
-------------------------------------------------------------------------------------------------------------
        Total                 $     66     1,258       563       398     2,285      135      (3)       2,417
-------------------------------------------------------------------------------------------------------------

MARKET VALUE
Debt securities               $     67     1,290       594       455     2,406
Sundry securities                    -         -         -        11        11
-------------------------------------------------------------------------------
        Total                 $     67     1,290       594       466     2,417
-------------------------------------------------------------------------------

WEIGHTED AVERAGE YIELD
U.S. Government agencies             -%     7.73      7.49         -      7.64
CMOs                              7.28      7.63         -         -      7.62
State, county and municipal      10.95     10.94     11.93     12.02     11.65
Other                             7.88      7.58      8.12      9.53      9.03
Consolidated                     10.29%     8.19      8.80     11.68      9.01
-------------------------------------------------------------------------------

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at June 30, 1997.

Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of 7.5 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 10.5 percent in Connecticut.

There were no commitments to purchase or sell investment securities at June 30, 1997. Gross gains from sales are accounted for on a trade date basis. Gross gains realized on the sale of debt securities for the six months ended June 30, 1997, were $1 million. There were no gains or losses on sundry securities.

Table 7
LOANS
------------------------------------------------------------------------------------------------------------------------

                                                                            1997                                    1996
                                                         ------------------------   -------------------------------------

                                                            SECOND         First        Fourth        Third       Second
(In millions)                                              QUARTER       Quarter       Quarter      Quarter      Quarter
-------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural                $     25,018        24,357        23,639       23,791       23,267
Real estate - construction and other                         2,460         2,600         2,674        2,832        2,860
Real estate - mortgage                                       8,980         9,245         9,504        9,456        9,534
Lease financing                                              6,724         5,464         4,852        4,255        3,954
Foreign                                                      1,393         1,089         1,085          925          713
-------------------------------------------------------------------------------------------------------------------------
        Total commercial                                    44,575        42,755        41,754       41,259       40,328
-------------------------------------------------------------------------------------------------------------------------

RETAIL
Real estate - mortgage                                      26,400        27,144        28,683       26,603       27,229
Installment loans - Bankcard (a)                             5,418         5,387         5,551        5,450        5,000
Installment loans - other                                   19,275        19,001        18,596       17,964       17,625
Vehicle leasing                                              3,858         3,704         3,480        3,118        2,939
-------------------------------------------------------------------------------------------------------------------------
        Total retail                                        54,951        55,236        56,310       53,135       52,793
-------------------------------------------------------------------------------------------------------------------------
        Total loans                                         99,526        97,991        98,064       94,394       93,121
-------------------------------------------------------------------------------------------------------------------------

UNEARNED INCOME
Loans                                                          528           511           488          440          432
Lease financing                                              2,587         1,993         1,718        1,434        1,350
-------------------------------------------------------------------------------------------------------------------------
        Total unearned income                                3,115         2,504         2,206        1,874        1,782
-------------------------------------------------------------------------------------------------------------------------
        Loans, net                                    $     96,411        95,487        95,858       92,520       91,339
-------------------------------------------------------------------------------------------------------------------------

(a) Installment loans - Bankcard include credit card, ICR, signature and First Choice amounts.

Table 8
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS
----------------------------------------------------------------------------------------------------------------------------
                                                                               1997                                    1996
                                                            ------------------------    ------------------------------------

                                                               SECOND         First        Fourth        Third       Second
(In millions)                                                 QUARTER       Quarter       Quarter      Quarter      Quarter
----------------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of quarter                            $      1,366       1,365         1,377        1,416        1,436
Provision for loan losses                                         165         145           120          105           80
Allowance of loans acquired or sold, net                            -           -            42            -            2
Loan losses, net                                                 (161)       (144)         (174)        (144)        (102)
----------------------------------------------------------------------------------------------------------------------------
Balance, end of quarter                                  $      1,370       1,366         1,365        1,377        1,416
----------------------------------------------------------------------------------------------------------------------------
(as a % of loans, net)                                           1.42%       1.43          1.42         1.49         1.55
----------------------------------------------------------------------------------------------------------------------------
(as a % of nonaccrual and restructured loans)                     223%        199           204          188          195
----------------------------------------------------------------------------------------------------------------------------
(as a % of nonperforming assets)                                  194%        175           179          167          169
----------------------------------------------------------------------------------------------------------------------------

LOAN LOSSES
Commercial, financial and agricultural                   $         13          13            31           25           23
Real estate - commercial construction and mortgage                  6           7             7           11           25
Real estate - residential mortgage                                 13           8             6            5            8
Installment loans - Bankcard                                      117         105            93           97           68
Installment loans - Bankcard special adjustment (a)                 -           -            34            -            -
Installment loans - other and Vehicle leasing                      38          36            41           38           38
----------------------------------------------------------------------------------------------------------------------------
        Total                                                     187         169           212          176          162
----------------------------------------------------------------------------------------------------------------------------

LOAN RECOVERIES
Commercial, financial and agricultural                              8          11            12            9           42
Real estate - commercial construction and mortgage                  3           1             3            2            7
Real estate - residential mortgage                                  -           -             1            -            -
Installment loans - Bankcard                                        7           6            15           13            3
Installment loans - other and Vehicle leasing                       8           7             7            8            8
----------------------------------------------------------------------------------------------------------------------------
        Total                                                      26          25            38           32           60
----------------------------------------------------------------------------------------------------------------------------
        Loan losses, net                                 $        161         144           174          144          102
----------------------------------------------------------------------------------------------------------------------------
(as % of average loans, net) (b)                                 0.68%       0.61          0.75         0.64         0.45
----------------------------------------------------------------------------------------------------------------------------
(as % of average loans, net, excluding Bankcard) (b)             0.23%       0.20          0.29         0.28         0.17
----------------------------------------------------------------------------------------------------------------------------

NONPERFORMING ASSETS
Nonaccrual loans
  Commercial loans                                       $        202         221           218          294          311
  Commercial real estate loans                                     98         111           118          137          156
  Consumer real estate loans                                      181         214           199          186          163
  Installment loans                                               133         128           120          110           92
----------------------------------------------------------------------------------------------------------------------------
        Total nonaccrual loans                                    614         674           655          727          722
Restructured loans                                                  2          11            14            3            4
Foreclosed properties                                              92          93            94           95          110
----------------------------------------------------------------------------------------------------------------------------
        Total nonperforming assets                       $        708         778           763          825          836
----------------------------------------------------------------------------------------------------------------------------
(as % of loans, net and foreclosed properties)                   0.73%       0.81          0.80         0.89         0.91
----------------------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days                          $        249         283           290          291          272
----------------------------------------------------------------------------------------------------------------------------

(a) Installment loans - Bankcard includes a fourth quarter 1996 one-time charge-off related to an anticipated regulatory change which would reduce the period delinquent loans could be held before charge-off.
(b)  Annualized.

Any loans classified by regulatory examiners as loss, doubtful, substandard or special mention that have not been disclosed herein or under the "Loans" or "Asset Quality" narrative discussions do not (i) represent or result from trends or uncertainties that management expects will materially impact future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information that causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

Table 9
INTANGIBLE ASSETS
-----------------------------------------------------------------------------------------------------------
                                                              1997                                    1996
                                           ------------------------   -------------------------------------

                                              SECOND         First        Fourth        Third       Second
(In millions)                                QUARTER       Quarter       Quarter      Quarter      Quarter
-----------------------------------------------------------------------------------------------------------
MORTGAGE SERVICING ASSETS               $        263           234           199          134          150
-----------------------------------------------------------------------------------------------------------

CREDIT CARD PREMIUM                     $         29            32            35           38           42
-----------------------------------------------------------------------------------------------------------

OTHER INTANGIBLE ASSETS
Goodwill                                $      2,278         2,308         2,359        1,867        1,919
Deposit base premium                             480           510           479          500          530
Other                                              7             9            11           12           12
-----------------------------------------------------------------------------------------------------------
        Total                           $      2,765         2,827         2,849        2,379        2,461
-----------------------------------------------------------------------------------------------------------

Table 10
FORECLOSED PROPERTIES
---------------------------------------------------------------------------------------------------------------------------------

                                                                                    1997                                    1996
                                                                 ------------------------   -------------------------------------

                                                                    SECOND         First        Fourth        Third       Second
(In millions)                                                      QUARTER       Quarter       Quarter      Quarter      Quarter
---------------------------------------------------------------------------------------------------------------------------------
Foreclosed properties                                          $       109           110           111          112          130
---------------------------------------------------------------------------------------------------------------------------------

Allowance for foreclosed properties, beginning of quarter               17            17            17           20           22
Provision for foreclosed properties                                      1             -             2            -           (2)
Dispositions, net                                                       (1)            -            (2)          (3)           -
---------------------------------------------------------------------------------------------------------------------------------
Allowance for foreclosed properties, end of quarter                     17            17            17           17           20
---------------------------------------------------------------------------------------------------------------------------------
Foreclosed properties, net                                     $        92            93            94           95          110
---------------------------------------------------------------------------------------------------------------------------------

Table 11
DEPOSITS
----------------------------------------------------------------------------------------------------

                                                        1997                                    1996
                                     ------------------------   -------------------------------------

                                        SECOND         First        Fourth        Third       Second
(In millions)                          QUARTER       Quarter       Quarter      Quarter      Quarter
-----------------------------------------------------------------------------------------------------
CORE DEPOSITS
Noninterest-bearing               $     19,033        18,275        18,632       18,008       16,831
Savings and NOW accounts                27,040        27,097        26,693       25,009       25,492
Money market accounts                   12,917        13,061        13,468       13,019       12,843
Other consumer time                     29,235        30,114        31,284       30,086       31,079
-----------------------------------------------------------------------------------------------------
        Total core deposits             88,225        88,547        90,077       86,122       86,245
Foreign                                  1,683           866         1,854        2,303        2,232
Other time                               3,026         2,990         2,884        3,019        2,976
-----------------------------------------------------------------------------------------------------
        Total deposits            $     92,934        92,403        94,815       91,444       91,453
-----------------------------------------------------------------------------------------------------

Table 12
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE
----------------------------------------------------------------------------------------------------
                                                                                      JUNE 30, 1997
                                                                            ------------------------
                                                                                   TIME       OTHER
(In millions)                                                               CERTIFICATES       TIME
----------------------------------------------------------------------------------------------------
MATURITY OF
3 months or less                                                        $        3,303           -
Over 3 months through 6 months                                                   1,212           -
Over 6 months through 12 months                                                  1,111           -
Over 12 months                                                                   1,406           -
----------------------------------------------------------------------------------------------------
        Total                                                           $        7,032           -
----------------------------------------------------------------------------------------------------

Table 13
LONG-TERM DEBT
----------------------------------------------------------------------------------------------------------------------------------
                                                                                          1997                                1996
                                                                      -----------------------   ----------------------------------
                                                                         SECOND        First        Fourth       Third      Second
(In millions)                                                           QUARTER      Quarter       Quarter     Quarter     Quarter
----------------------------------------------------------------------------------------------------------------------------------
DEBENTURES AND NOTES ISSUED BY THE PARENT COMPANY
7-1/2% debentures, due December 1, 2002                              $       16         16            16          16          16
Notes
  Floating rate extendible, due June 15, 2005                                10         10            10          10          10
  6.60%, due June 15, 2000                                                  249          -            -            -           -
  Floating rate, due February 24, 1998                                      300        300           300         300         300
  6-3/4%, due January 15, 1998                                              250        250           250         249         249
Subordinated notes
  7.18%, due April 15, 2011                                                  59         59            59          59          59
  8%, due August 15, 2009                                                   149        149           149         149         149
  6-3/8%, due January 15, 2009                                              148        148           148         148         148
  6%, due October 30, 2008                                                  198        198           197         197         197
  7-1/2%, due  July 15, 2006                                                298        297           297         297           -
  7%, due March 15, 2006                                                    198        198           198         198         198
  6-7/8%, due September 15, 2005                                            249        249           249         249         248
  7.05%, due August 1, 2005                                                 248        248           248         248         248
  6-5/8%, due July 15, 2005                                                 248        248           248         248         248
  8.77%, due November 15, 2004                                              149        149           149         149         149
  Floating rate, due July 22, 2003                                          149        149           149         149         149
  7-1/4%, due February 15, 2003                                             149        149           149         149         149
  8%, due November 15, 2002                                                 224        224           224         223         223
  8-1/8%, due June 24, 2002                                                 249        249           249         249         249
  9.45%, due August 15, 2001                                                148        148           148         148         148
  Fixed rate medium-term, varying rates and terms to June 5, 2001            54         54            54          54          54
  9.45%, due June 15, 1999                                                  249        249           249         249         249
  8-1/8%                                                                      -          -            -          100         100
Subordinated debentures
  6.55%, due October 15, 2035                                               249        249           249         249         249
  7-1/2%, due April 15, 2035                                                246        246           246         246         246
  6.824%/7.574%, due August 1, 2026                                         298        298           298         298           -
-----------------------------------------------------------------------------------------------------------------------------------
        Total debentures and notes issued by the Parent Company           4,784      4,534         4,533       4,631       4,035
-----------------------------------------------------------------------------------------------------------------------------------

DEBENTURES AND NOTES OF SUBSIDIARIES
Debentures and notes
  9-3/4%, due September 1, 2003                                             122        156           158           -           -
  Varying rates and terms to November 1, 2002                                52         64            65          39          41
  Floating rate                                                               -          -             -           -         200
Subordinated notes
  Bank, varying rates and terms to December 15,  2036                       725      1,222         1,247         997       1,537
  6.80%, due June 15, 2003                                                  149        149           149         149         149
  9-5/8%, due August 15, 1999                                               150        149           149         150         150
  Floating rate                                                               -          -            25          25          25
Subordinated capital notes
  9-5/8%, due June 15, 1999                                                  75         74            74          75          75
  9-7/8%, due May 15, 1999                                                   75         75            75          75          75
  8-1/2%, due April 1, 1998                                                 149        149           149         149         149
10-1/2% collateralized mortgage obligations due November 1, 2014             33         35            37          40          46
-----------------------------------------------------------------------------------------------------------------------------------
        Total debentures and notes of subsidiaries                        1,530      2,073         2,128       1,699       2,447
-----------------------------------------------------------------------------------------------------------------------------------

OTHER DEBT
Advances from the Federal Home Loan Bank                                    880        930           930         933       1,208
Mortgage notes and other debt                                                41         43            44          45          45
Capitalized leases                                                           23         24            25          24          25
Notes payable to FDIC                                                         -          -             -           -          47
-----------------------------------------------------------------------------------------------------------------------------------
        Total other debt                                                    944        997           999       1,002       1,325
-----------------------------------------------------------------------------------------------------------------------------------
        Total                                                         $   7,258      7,604         7,660       7,332       7,807
-----------------------------------------------------------------------------------------------------------------------------------

Table 14
CHANGES IN STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
                                                              Twelve
                                                              Months                    1997                                   1996
                                                               Ended     --------------------      --------------------------------
                                                            June 30,      SECOND       First        Fourth        Third      Second
(In millions)                                                   1997     QUARTER     Quarter       Quarter      Quarter     Quarter
-----------------------------------------------------------------------------------------------------------------------------------
Balance, beginning of period                            $     9,316      9,474       10,008        8,689        9,316       9,110
Net income                                                    1,773        485          471          460          357         439
Redemption of preferred stock                                  (109)         -            -            -         (109)          -
Purchase of common stock                                     (1,793)      (105)        (836)         (36)        (816)        (79)
Common stock issued for stock options exercised                 346        117          101           87           41          94
Common stock issued through dividend
  reinvestment plan                                              23          -           11            1           11           9
Common stock issued for purchase accounting
  acquisitions                                                  888          -            4          884            -           -
Cash dividends paid on
    Preferred stock                                              (2)         -            -           (1)          (1)         (3)
    Common stock                                               (648)      (163)        (166)        (162)        (157)       (147)
Unrealized gain (loss) on debt  and
  equity securities                                             186        172         (119)          86           47        (107)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, end of period                                  $     9,980      9,980        9,474       10,008        8,689        9,316
-----------------------------------------------------------------------------------------------------------------------------------

Table 15
CAPITAL RATIOS
-------------------------------------------------------------------------------------------------------------------------
                                                                             1997                                   1996
                                                          ------------------------   ------------------------------------
                                                              SECOND        First        Fourth       Third       Second
(In millions)                                                QUARTER      Quarter       Quarter     Quarter      Quarter
-------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
  Tier 1 capital                                       $       8,135        7,752         7,633       6,414        7,020
  Total capital                                               13,614       13,027        12,842      10,996       11,792

Adjusted risk-based assets                                   107,726      106,451       104,126     100,508       98,786

Adjusted leverage ratio assets                         $     130,666      126,465       124,419     122,759      125,440

Ratios
  Tier 1 capital                                                7.55%        7.28          7.33        6.38         7.11
  Total capital                                                12.64        12.24         12.33       10.94        11.94
  Leverage                                                      6.23         6.13          6.13        5.23         5.60

Stockholders' equity to assets
  Quarter-end                                                   6.98         6.93          7.14        6.49         6.66
  Average                                                       6.94%        7.20          6.85        6.63         6.76
-------------------------------------------------------------------------------------------------------------------------

BANK CAPITAL RATIOS (b)
Tier 1 capital
  First Union National Bank of North Carolina                   6.75%        6.51          6.43        6.32         6.66
  First Union National Bank                                     9.11         9.45          8.98       11.75        10.69
  First Union Bank of Delaware                                 14.16        13.86         13.61       15.39        13.98
  First Union Home Equity Bank                                  9.68         8.27          8.40        8.02         7.61

Total capital
  First Union National Bank of North Carolina                  10.73        10.11         10.20       10.03        10.71
  First Union National Bank                                    12.08        12.45         12.22       13.56        12.56
  First Union Bank of Delaware                                 15.42        15.11         14.87       16.65        15.28
  First Union Home Equity Bank                                 11.94        10.87         10.77       10.47         9.91

Leverage
  First Union National Bank of North Carolina                   5.48         6.15          5.95        5.98         5.80
  First Union National Bank                                     7.18         7.59          7.06        9.04         8.09
  First Union Bank of Delaware                                 11.29        11.43         10.60       12.07        11.02
  First Union Home Equity Bank                                  8.44%        7.42          7.84        7.14         6.71
-------------------------------------------------------------------------------------------------------------------------

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 to 5.00 percent.
(b) By the end of 1997, it is anticipated that all First Union bank affiliates will be merged into First Union National Bank of North Carolina, except those included herein. Accordingly, historical information related to such affiliates is not presented, and historical ratios for First Union National Bank of North Carolina are not restated.

Table 16
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
------------------------------------------------------------------------------------------------------------------------------------
                                                        WEIGHTED
                                                    AVERAGE RATE               ESTIMATED
                                                  ---------------   ----------------------
JUNE 30, 1997                          NOTIONAL                     MATURITY IN     FAIR
(In millions)                            AMOUNT   RECEIVE    PAY     YEARS (b)      VALUE                Comments
------------------------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS
Interest rate swaps                  $ 18,330     6.39%     5.75%     1.53                   Converts floating rate loans to fixed
  Carrying amount                                                                 $ 13       rate.  Adds to liability sensitivity.
  Unrealized gross gain                                                             50       Similar characteristics to a fixed
  Unrealized gross loss                                                            (15)      income security funded with
                                                                                             variable rate liabilities. Includes
                                                                                             $3.5 billion of indexed amortizing
                                                                                             swaps, expected to mature by
                                                                                             September 30, 1997.
                                                                                  -------
        Total                                                                       48
---------------------------------------------                                     -------
        Total asset rate conversions $ 18,330     6.39%     5.75%     1.53        $ 48
-----------------------------------------------------------------------------------------

LIABILITY RATE CONVERSIONS
Interest rate swaps                  $  6,789     7.02%     5.92%     9.90                   Converts $4.2 billion of fixed rate
  Carrying amount                                                                 $ 14       long-term debt to floating rate by
  Unrealized gross gain                                                             75       matching the terms of the swap
  Unrealized gross loss                                                            (71)      to the debt issue. Rate sensitivity
                                                                                             remains unchanged due to the
                                                                                             direct linkage of the swap to the
                                                                                             debt issue. Also converts $654
                                                                                             million of fixed rate CDs to variable
                                                                                             rate, $900 million of fixed rate bank
                                                                                             notes to floating rate and $1.0 billion
                                                                                             of fixed rate mezzanine debt to
                                                                                             variable rate.
                                                                                  -------
        Total                                                                       18
                                                                                  -------

Interest rate floors                      150     4.00         -      6.06                   $150 million floor offsets a
  Carrying amount                                                                    1       corresponding rate floor in long-
  Unrealized gross gain                                                              -       term debt.
  Unrealized gross loss                                                             (1)
                                                                                  -------
        Total                                                                        -
-------------------------------------------------                                 -------
        Total liability rate conversions $ 6,939  6.95%     5.92%     9.81        $ 18
-----------------------------------------------------------------------------------------



                                                                                             (Continued)
                                                   T-14

Table 16
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
------------------------------------------------------------------------------------------------------------------------------------
                                                        WEIGHTED
                                                    AVERAGE RATE               ESTIMATED
                                                  ---------------    ---------------------
JUNE 30, 1997                          NOTIONAL                     MATURITY IN     FAIR
(In millions)                            AMOUNT   RECEIVE    PAY     YEARS (b)      VALUE                Comments
------------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY HEDGES
Interest rate caps                    $   158     5.82%     7.03%     2.36                   Paid a premium for the right to lock
  Carrying amount                                                                 $  1       in 3 month LIBOR reset rates on
  Unrealized gross gain                                                              -       pay variable rate swaps.
  Unrealized gross loss                                                              -
                                                                                  -------
        Total                                                                        1
                                                                                  -------

Short Eurodollar futures               19,091        -      6.11      0.58                   Locks in 3 month LIBOR reset rates
  Carrying amount                                                                    -       on pay variable rate swaps.  $8.0
  Unrealized gross gain                                                              1       billion effective September 1997;
  Unrealized gross loss                                                             (1)      $2.8 billion effective December
                                                                                             1997, March 1998, June 1998 and
                                                                                             September 1998.
                                                                                  -------
        Total                                                                        -
                                                                                  -------

Long Eurodollar futures                 2,000     6.62         -      1.84                   Converts floating rate LIBOR-based
  Carrying amount                                                                    -       loans to fixed rate.  Adds to liability
  Unrealized gross gain                                                              -       sensitivity.  Similar characteristics
  Unrealized gross loss                                                              -       to fixed income security funded with
                                                                                             variable rate liabilities.  $500
                                                                                             million effective December 1998, March
                                                                                             1999, June 1999 and September 1999.
                                                                                  -------
        Total                                                                        -
                                                                                  -------

Call options on Eurodollar futures      1,024     6.72         -      0.84                   Paid a premium for the right to buy
  Carrying amount                                                                    1       Eurodollar futures which convert
  Unrealized gross gain                                                              -       floating rate LIBOR-based loans to
  Unrealized gross loss                                                              -       fixed rate.  Interest rate risk limited
                                                                                             to premium paid.  $256 million
                                                                                             effective December 1997, March
                                                                                             1998, June 1998 and September 1998.
                                                                                  -------
        Total                                                                        1
                                                                                  -------

CMT floor                                 100     6.42      6.72      3.84                   First Union Mortgage Corporation
  Carrying amount                                                                    1       paid a premium for a CMT floor in
  Unrealized gross gain                                                              -       order to offset the decline in value of
  Unrealized gross loss                                                              -       mortgage servicing in a falling rate
                                                                                             environment.
                                                                                  -------
        Total                                                                        1
----------------------------------------------                                    -------
        Total rate sensitivity hedges $22,373     6.60%     6.12%     0.73        $  3
------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
(b) Estimated maturity approximates duration except for long eurodollar futures, average duration of .25 years. London Interbank Offered Rates (LIBOR) - The average of interbank offered rates on dollar deposits in the London market, based on quotations at five major banks. Weighted average pay rates are generally based on one to six month LIBOR. Pay rates related to forward interest rate swaps are set on the future effective date. Pay rates reset at predetermined reset dates over the life of the contract. Rates shown are the rates in effect as of June 30, 1997. Weighted average receive rates were set at the time the contract was transacted. Carrying amount includes accrued interest receivable/payable, unamortized premiums paid/received and any related margin accounts.

Table 17
OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES (a)
-----------------------------------------------------------------------------------------------------------------------------
JUNE 30, 1997                                 1 YEAR        1-2          2-5        5-10       After 10
(In millions)                                OR LESS       YEARS        YEARS       YEARS       YEARS        TOTAL
-----------------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS
Notional amount                            $  9,657           985       7,688           -           -       18,330
Weighted average receive rate                  6.31%         5.28        6.63           -           -         6.39
Estimated fair value                       $      9           (14)         53           -           -           48
-----------------------------------------------------------------------------------------------------------------------------

LIABILITY RATE CONVERSIONS
Notional amount                            $    814           179         861       3,525       1,560        6,939
Weighted average receive rate                  6.34%         6.08        7.40        6.86        7.34         6.95
Estimated fair value                       $      3             -          26          11         (22)          18
-----------------------------------------------------------------------------------------------------------------------------

RATE SENSITIVITY HEDGES
Notional amount                            $ 17,122         4,573         678           -           -       22,373
Weighted average receive rate                  6.63%         6.61        6.55           -           -         6.60
Estimated fair value                       $      -             1           2           -           -            3
-----------------------------------------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities. Pay rates are generally based on one to six month LIBOR and reset at predetermined reset dates. Current pay rates are not necessarily indicative of future pay rates, and therefore, they have been excluded from the above table. Weighted average pay rates are indicated in Table 16.

Table 18
OFF-BALANCE SHEET DERIVATIVES ACTIVITY (a)
--------------------------------------------------------------------------------------------------------------
                                                 Asset      Liability                      Rate
                                                  Rate           Rate       Asset   Sensitivity
(In millions)                              Conversions    Conversions      Hedges        Hedges        Total
--------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                   $  19,796         6,430          662        42,558       69,446
Additions                                            -         1,250            -        33,149       34,399
Maturities/Amortizations                        (1,466)         (741)        (662)      (39,348)     (42,217)
Terminations                                         -             -            -       (13,986)     (13,986)
--------------------------------------------------------------------------------------------------------------
Balance, June 30, 1997                       $  18,330         6,939            -        22,373       47,642
--------------------------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

FIRST UNION CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES
-----------------------------------------------------------------------------------------------------------------------------
                                                                 SECOND QUARTER 1997                      FIRST QUARTER 1997
                                                   ---------------------------------       ----------------------------------
                                                                             AVERAGE                                 Average
                                                                INTEREST       RATES                    Interest       Rates
                                                     AVERAGE     INCOME/     EARNED/       Average       Income/     Earned/
(In millions)                                       BALANCES     EXPENSE        PAID      Balances       Expense        Paid
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                     $     249           4       5.68%   $    229             2          4.18%
Federal funds sold and securities
  purchased under resale agreements                    6,171          85       5.52       5,297            73          5.61
Trading account assets (a)                             3,825          64       6.77       3,107            50          6.51
Securities available for sale (a)                     16,854         296       7.01      14,019           232          6.64
Investment securities (a)
  U.S. Government and other                            1,531          29       7.59       1,646            30          7.37
  State, county and municipal                            766          21      11.18         787            22         10.87
-------------------------------------------------------------------------              -----------------------
        Total investment securities                    2,297          50       8.78       2,433            52          8.50
-------------------------------------------------------------------------              -----------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural            24,338         465       7.65      23,391           437          7.57
    Real estate - construction and other               2,557          54       8.54       2,642            55          8.44
    Real estate - mortgage                             9,083         196       8.66       9,393           195          8.40
    Lease financing                                    3,013          85      11.24       2,502            68         10.87
    Foreign                                            1,288          20       6.14       1,022            15          6.16
-------------------------------------------------------------------------              -----------------------
        Total commercial                              40,279         820       8.16      38,950           770          8.01
-------------------------------------------------------------------------              -----------------------
  Retail
    Real estate - mortgage                            27,054         529       7.83      28,268           549          7.77
    Installment loans - Bankcard (c)                   5,446         200      14.70       5,448           190         13.92
    Installment loans - other and Vehicle leasing     22,517         528       9.40      21,952           516          9.51
-------------------------------------------------------------------------              -----------------------
        Total retail                                  55,017       1,257       9.15      55,668         1,255          9.06
-------------------------------------------------------------------------              -----------------------
        Total loans                                   95,296       2,077       8.73      94,618         2,025          8.63
-------------------------------------------------------------------------              -----------------------
        Total earning assets                         124,692       2,576       8.27     119,703         2,434          8.19
                                                                --------------------                   ---------------------
Cash and due from banks                                5,428                              5,530
Other assets                                           9,738                              9,661
-------------------------------------------------------------                          ----------

        Total assets                               $ 139,858                           $134,894
-------------------------------------------------------------                          ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits
  Savings and NOW accounts                            27,276         192       2.82      26,675           182          2.76
  Money market accounts                               12,733          92       2.92      13,190            93          2.85
  Other consumer time                                 29,522         384       5.22      30,684           395          5.22
  Foreign                                              3,012          41       5.39       1,741            22          5.27
  Other time                                           3,240          51       6.29       3,481            51          5.95
-------------------------------------------------------------------------              -----------------------
        Total interest-bearing deposits               75,783         760       4.02      75,771           743          3.98
Federal funds purchased and securities
  sold under repurchase agreements                    19,878         250       5.03      16,724           206          5.00
Commercial paper                                       1,280          18       5.40         905            11          5.05
Other short-term borrowings                            4,630          71       6.21       3,296            47          5.73
Long-term debt                                         7,333         120       6.58       7,632           124          6.49
-------------------------------------------------------------------------              -----------------------
        Total interest-bearing liabilities           108,904       1,219       4.49     104,328         1,131          4.39
                                                                  ------------------                  ----------------------
Noninterest-bearing deposits                          17,193                             16,925
Other liabilities                                      3,068                              3,022
Guaranteed preferred beneficial interests                990                                913
Stockholders' equity                                   9,703                              9,706
-------------------------------------------------------------                         ----------
        Total liabilities and stockholders' equity $ 139,858                           $134,894
-------------------------------------------------------------                         ----------
Interest income and rate earned                                $   2,576       8.27%                 $  2,434          8.19%
Interest expense and equivalent rate paid                          1,219       3.91                     1,131          3.82
------------------------------------------------------------------------------------            -----------------------------
Net interest income and margin                                 $   1,357       4.36%                 $  1,303          4.37%
------------------------------------------------------------------------------------            -----------------------------

(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of 7.50 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 10.50 percent in Connecticut. Lease financing amounts include related deferred income taxes.

-----------------------------------------------------------------------------------------------------------------------------
                                                                 FOURTH QUARTER 1996                      THIRD QUARTER 1996
                                                   ---------------------------------      -----------------------------------
                                                                             Average                                 Average
                                                                Interest       Rates                    Interest       Rates
                                                     Average     Income/     Earned/       Average       Income/     Earned/
(In millions)                                       Balances     Expense       Paid       Balances       Expense        Paid
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                     $     127           2       5.83%   $     65             1          8.73%
Federal funds sold and securities
  purchased under resale agreements                    6,947          92       5.32       5,760            77          5.26
Trading account assets (a)                             4,190          73       6.87       5,359            88          6.58
Securities available for sale (a)                     14,257         238       6.68      15,657           260          6.62
Investment securities (a)
  U.S. Government and other                            1,668          33       7.70       1,693            31          7.57
  State, county and municipal                            823          22      10.67         894            24         10.67
--------------------------------------------------------------------------              ----------------------
        Total investment securities                    2,491          55       8.68       2,587            55          8.64
--------------------------------------------------------------------------              ----------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural            23,326         445       7.59      22,825           446          7.78
    Real estate - construction and other               2,723          57       8.33       2,846            60          8.35
    Real estate - mortgage                             9,522         202       8.41       9,480           200          8.41
    Lease financing                                    2,071          51      10.01       2,063            48          9.37
    Foreign                                              907          14       6.16         721            12          6.36
-------------------------------------------------------------------------               ----------------------
        Total commercial                              38,549         769       7.94      37,935           766          8.04
-------------------------------------------------------------------------               ----------------------
  Retail
    Real estate - mortgage                            27,664         534       7.73      26,855           529          7.88
    Installment loans - Bankcard (c)                   5,521         184      13.34       5,257           173         13.16
    Installment loans - other and Vehicle leasing     21,294         505       9.44      20,445           491          9.55
-------------------------------------------------------------------------               ----------------------
        Total retail                                  54,479       1,223       8.97      52,557         1,193          9.06
-------------------------------------------------------------------------               ----------------------
        Total loans                                   93,028       1,992       8.54      90,492         1,959          8.63
-------------------------------------------------------------------------               ----------------------
        Total earning assets                         121,040       2,452       8.08     119,920         2,440          8.12
                                                                  ------------------                   --------------------
Cash and due from banks                                5,660                              5,333
Other assets                                           9,171                              8,178
------------------------------------------------------------                            ----------
        Total assets                               $ 135,871                           $133,431
------------------------------------------------------------                            ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits
  Savings and NOW accounts                            25,742         172       2.67      25,126           173          2.73
  Money market accounts                               13,304         100       2.99      13,239            93          2.79
  Other consumer time                                 30,675         401       5.20      30,467           398          5.20
  Foreign                                              1,999          27       5.30       1,856            24          5.24
  Other time                                           3,166          51       6.44       3,195            46          5.67
-------------------------------------------------------------------------                --------------------
        Total interest-bearing deposits               74,886         751       3.99      73,883           734          3.95
Federal funds purchased and securities
  sold under repurchase agreements                    19,148         241       4.99      19,038           234          4.91
Commercial papar                                         954          12       5.10         830            11          5.03
Other short-term borrowings                            3,820          55       5.75       3,841            56          5.78
Long-term debt                                         7,550         121       6.41       7,849           123          6.27
                                                    ---------------------                 -------------------
Total interest-bearing liabilities                   106,358       1,180       4.42     105,441         1,158          4.37
                                                                  ------------------                    --------------------
Noninterest-bearing deposits                          17,193                             16,585
Other liabilities                                      2,824                              2,556
Guaranteed preferred beneficial interests                188                                  -
Stockholders' equity                                   9,308                              8,849
-------------------------------------------------------------                          ----------
        Total liabilities and stockholders' equity $ 135,871                           $133,431
------------------------------------------------------------                           ----------
Interest income and rate earned                                $   2,452       8.08%                 $  2,440          8.12%
Interest expense and equivalent rate paid                          1,180       3.88                     1,158          3.85
                                                               ---------------------                  ----------------------
Net interest income and margin                                 $   1,272       4.20%                 $  1,282          4.27%
------------------------------------------------------------------------------------                 -----------------------





---------------------------------------------------------------------------------------
                                                                    SECOND QUARTER 1996
                                                    -----------------------------------
                                                                           Average
                                                               Interest      Rates
                                                     Average    Income/    Earned/
(In millions)                                       Balances    Expense       Paid
---------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                     $     183           1       3.21%
Federal funds sold and securities
  purchased under resale agreements                    6,100          79       5.22
Trading account assets (a)                             4,101          72       6.98
Securities available for sale (a)                     20,907         341       6.54
Investment securities (a)
  U.S. Government and other                            1,767          34       7.41
  State, county and municipal                          1,001          28      11.01
-------------------------------------------------------------------------
        Total investment securities                    2,768          62       8.71
-------------------------------------------------------------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural            23,070         447       7.78
    Real estate - construction and other               2,779          59       8.51
    Real estate - mortgage                             9,615         202       8.48
    Lease financing                                    1,914          48       9.90
    Foreign                                              696          10       6.26
-------------------------------------------------------------------------
        Total commercial                              38,074         766       8.09
-------------------------------------------------------------------------
  Retail
    Real estate - mortgage                            27,236         526       7.72
    Installment loans - Bankcard (c)                   4,527         151      13.41
    Installment loans - other and Vehicle leasing     19,982         458       9.22
-------------------------------------------------------------------------
        Total retail                                  51,745       1,135       8.80
-------------------------------------------------------------------------
        Total loans                                   89,819        1,901      8.50
-------------------------------------------------------------------------
        Total earning assets                         123,878        2,456      7.95
                                                                   -----------------
Cash and due from banks                                5,063
Other assets                                           7,517
--------------------------------------------------------------
        Total assets                                $136,458
--------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits
  Savings and NOW accounts                            25,359          164      2.61
  Money market accounts                               13,100           90      2.77
  Other consumer time                                 30,975          408      5.30
  Foreign                                              2,364           29      4.92
  Other time                                           3,173           38      4.79
--------------------------------------------------------------------------
        Total interest-bearing deposits               74,971          729      3.92
Federal funds purchased and securities
  sold under repurchase agreements                    20,719          254      4.93
Commercial paper                                         841           10      5.00
Other short-term borrowings                            4,102           56      5.42
Long-term debt                                         7,615          118      6.18
--------------------------------------------------------------------------
        Total interest-bearing liabilities           108,248        1,167      4.33
                                                                    ----------------
Noninterest-bearing deposits                          16,628
Other liabilities                                      2,364
Guaranteed preferred beneficial interests                  -
Stockholders' equity                                   9,218
-------------------------------------------------------------
        Total liabilities and stockholders' equity $ 136,458
-------------------------------------------------------------
Interest income and rate earned                                 $   2,456      7.95%
Interest expense and equivalent rate paid                           1,167      3.78
-------------------------------------------------------------------------------------
Net interest income and margin                                  $   1,289      4.17%
-------------------------------------------------------------------------------------

(b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.
(c) Installment loans - Bankcard include credit card, ICR, signature and First Choice amounts.

FIRST UNION CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES
----------------------------------------------------------------------------------------------------------------------------
                                                               SIX MONTHS ENDED 1997             SIX MONTHS ENDED 1996
                                                 ----------------------------------       ----------------------------------
                                                                            AVERAGE                                 Average
                                                                INTEREST      RATES                    Interest       Rates
                                                     AVERAGE     INCOME/    EARNED/         Average     Income/     Earned/
(In millions)                                       BALANCES     EXPENSE       PAID        Balances     Expense        Paid
----------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                  $        239           6          4.97% $       156           4           5.00%
Federal funds sold and securities
  purchased under resale agreements                    5,736         158          5.56        5,914         154           5.25
Trading account assets (a)                             3,468         114          6.65        3,591         119           6.64
Securities available for sale (a)                     15,445         528          6.84       18,957         619           6.54
Investment securities (a)
  U.S. Government and other                            1,588          59          7.48        1,829          68           7.39
  State, county and municipal                            777          43         11.02        1,063          58          10.92
-------------------------------------------------------------------------                 ----------------------
        Total investment securities                    2,365         102          8.64        2,892         126           8.69
-------------------------------------------------------------------------                 ----------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural            23,867         902          7.62       23,053         890           7.76
    Real estate - construction and other               2,599         109          8.49        2,663         114           8.62
    Real estate - mortgage                             9,237         391          8.53        9,724         412           8.53
    Lease financing                                    2,759         153         11.07        1,862          91           9.72
    Foreign                                            1,156          35          6.15          692          21           6.24
-------------------------------------------------                                         ----------------------
        Total commercial                              39,618       1,590          8.08       37,994       1,528           8.08
-------------------------------------------------------------------------                 ----------------------
  Retail
    Real estate - mortgage                            27,658       1,078          7.80       27,327       1,052           7.70
    Installment loans - Bankcard (c)                   5,447         390         14.31        4,330         300          13.87
    Installment loans - other and Vehicle leasing     22,236       1,044          9.45       19,895         918           9.28
-------------------------------------------------------------------------                 ----------------------
        Total retail                                  55,341       2,512          9.10       51,552       2,270           8.83
-------------------------------------------------------------------------                 ----------------------
        Total loans                                   94,959       4,102          8.68       89,546       3,798           8.51
-------------------------------------------------------------------------                 ----------------------
        Total earning assets                         122,212       5,010          8.23      121,056       4,820           7.99
                                                               ---------------------                  ---------------------------
Cash and due from banks                                5,479                                  5,057
Other assets                                           9,699                                  7,484
-------------------------------------------------------------                             ----------
        Total assets                            $    137,390                            $   133,597
-------------------------------------------------------------                             ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits
  Savings and NOW accounts                            26,977         374          2.79       24,993         324           2.61
  Money market accounts                               12,960         185          2.88       13,183         182           2.78
  Other consumer time                                 30,100         779          5.22       31,418         830           5.31
  Foreign                                              2,380          63          5.34        2,318          60           5.21
  Other time                                           3,360         102          6.12        2,998          79           5.30
-------------------------------------------------------------------------                 ----------------------
        Total interest-bearing deposits               75,777       1,503          4.00       74,910       1,475           3.96
Federal funds purchased and securities
  sold under repurchase agreements                    18,310         456          5.02       18,520         461           5.00
Commercial paper                                       1,093          29          5.25          914          23           5.10
Other short-term borrowings                            3,967         118          6.01        3,877         104           5.40
Long-term debt                                         7,482         244          6.53        7,429         231           6.22
-------------------------------------------------------------------------                 ----------------------
        Total interest-bearing liabilities           106,629       2,350          4.44      105,650       2,294           4.37
                                                               ---------------------                  ---------------------------
Noninterest-bearing deposits                          17,060                                 16,457
Other liabilities                                      3,045                                  2,278
Guaranteed preferred beneficial interests                951                                     -
Stockholders' equity                                   9,705                                  9,212
-------------------------------------------------
        Total liabilities and stockholders' equity  $137,390                            $   133,597
-------------------------------------------------------------                             ----------
Interest income and rate earned                              $     5,010          8.23%             $     4,820           7.99%
Interest expense and equivalent rate paid                          2,350          3.87                    2,294           3.81
----------------------------------------------------------------------------------------                  -------------------------
Net interest income and margin                               $     2,660          4.36%             $     2,526           4.18%
----------------------------------------------------------------------------------------                  -------------------------

(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of 7.50 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 10.50 percent in Connecticut. Lease financing amounts include related deferred income taxes.

                                                                     YEAR ENDED 1996               NINE MONTHS ENDED 1996
------------------------------------------------------------------------------------    ---------------------------------

                                                                             Average                           Average
                                                                 Interest      Rates                Interest    Rates
                                                     Average     Income/     Earned/    Average     Income/   Earned/
(In millions)                                       Balances     Expense        Paid    Balances    Expense     Paid
-------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                    $      125            7       5.69% $       125        5        5.64%
Federal funds sold and securities
  purchased under resale agreements                    6,135          323       5.27        5,862      231        5.26
Trading account assets (a)                             4,186          280       6.67        4,185      207        6.61
Securities available for sale (a)                     16,946        1,117       6.59       17,849      879        6.57
Investment securities (a)
  U.S. Government and other                            1,754          132       7.51        1,783       99        7.45
  State, county and municipal                            960          104      10.81        1,006       82       10.85
------------------------------------------------    -----------------------              -------------------
        Total investment securities                    2,714          236       8.68        2,789      181        8.68
------------------------------------------------    -----------------------              -------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural            23,065        1,781       7.72       22,977    1,336        7.77
    Real estate - construction and other               2,724          231       8.47        2,724      174        8.52
    Real estate - mortgage                             9,612          814       8.47        9,641      612        8.49
    Lease financing                                    1,965          190       9.70        1,930      139        9.59
    Foreign                                              753           47       6.24          702       33        6.28
--------------------------------------------------  ----------------------              -------------------
        Total commercial                              38,119        3,063       8.04       37,974    2,294        8.07
--------------------------------------------------  ----------------------              -------------------
  Retail
    Real estate - mortgage                            27,293        2,115       7.75       27,168    1,581        7.76
    Installment loans - Bankcard (c)                   4,863          657      13.52        4,642      473       13.59
    Installment loans - other and Vehicle leasing     20,385        1,914       9.39       20,080    1,409        9.37
--------------------------------------------------  ----------------------              -------------------
        Total retail                                  52,541        4,686       8.92       51,890    3,463        8.90
--------------------------------------------------  ----------------------              -------------------
        Total loans                                   90,660        7,749       8.55       89,864    5,757        8.55
--------------------------------------------------  ----------------------              -------------------
        Total earning assets                         120,766        9,712       8.04      120,674    7,260        8.03
                                                    ---------------------               -------------------------------
Cash and due from banks                                5,278                                5,150
Other assets                                           8,083                                7,717
--------------------------------------------------   ----------                           ---------
        Total assets                               $ 134,127                          $   133,541
--------------------------------------------------   ----------                           ---------

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits
  Savings and NOW accounts                            25,214          669       2.65       25,037      497        2.65
  Money market accounts                               13,228          375       2.83       13,202      275        2.78
  Other consumer time                                 30,992        1,629       5.26       31,099    1,228        5.27
  Foreign                                              2,122          111       5.24        2,163       84        5.22
  Other time                                           3,090          176       5.69        3,064      125        5.43
--------------------------------------------------  ----------------------              -------------------
        Total interest-bearing deposits               74,646        2,960       3.97       74,565    2,209        3.96
Federal funds purchased and securities
  sold under repurchase agreements                    18,808          936       4.98       18,694      695        4.97
Commercial paper                                         903           46       5.08          886       34        5.08
Other short-term borrowings                            3,853          215       5.58        3,865      160        5.53
Long-term debt                                         7,565          475       6.28        7,570      354        6.24
--------------------------------------------------  ---------------------              -------------------
        Total interest-bearing liabilities           105,775        4,632       4.38      105,580    3,452        4.37
                                                    --------------------               --------------------------------
Noninterest-bearing deposits                          16,674                               16,499
Other liabilities                                      2,486                                2,372
Guaranteed preferred beneficial interests                 47                                   -
Stockholders' equity                                   9,145                                9,090
--------------------------------------------------  ----------                           ----------
        Total liabilities and stockholders' equity $ 134,127                          $   133,541
--------------------------------------------------  ----------                           ----------
Interest income and rate earned                              $      9,712       8.04%             $  7,260        8.03%
Interest expense and equivalent rate paid                           4,632       3.83                 3,452        3.82
--------------------------------------------------             -------------------                 -----------------
Net interest income and margin                               $      5,080       4.21%             $  3,808        4.21%
--------------------------------------------------             -------------------                 -----------------


(b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.

(c) Installment loans - Bankcard include credit card, ICR, signature and First Choice amounts.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
---------------------------------------------------------------------------------------------------------------------------
                                                                              1997                                    1996
                                                           ------------------------   -------------------------------------

                                                              SECOND         First        Fourth        Third       Second
(In millions, except per share data)                         QUARTER       Quarter       Quarter      Quarter      Quarter
---------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                 $      6,428         5,998         6,509        6,101        5,456
Interest-bearing bank balances                                   276           230           316           40           73
Federal funds sold and securities
  purchased under resale agreements                            6,440         5,019         7,024        5,660        6,197
---------------------------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                       13,144        11,247        13,849       11,801       11,726
---------------------------------------------------------------------------------------------------------------------------
Trading account assets                                         4,863         3,579         3,934        4,779        4,793
Securities available for sale                                 16,396        14,411        14,182       13,729       21,835
Investment securities                                          2,285         2,408         2,501        2,566        2,681
Loans, net of unearned income                                 96,411        95,487        95,858       92,520       91,339
  Allowance for loan losses                                   (1,370)       (1,366)       (1,365)      (1,377)      (1,416)
---------------------------------------------------------------------------------------------------------------------------
        Loans, net                                            95,041        94,121        94,493       91,143       89,923
---------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                         4,052         4,127         4,073        3,811        2,863
Due from customers on acceptances                                728           634           763          571          518
Other intangible assets                                        2,765         2,827         2,849        2,379        2,461
Other assets                                                   3,668         3,376         3,483        3,103        3,086
---------------------------------------------------------------------------------------------------------------------------
        Total assets                                    $    142,942       136,730       140,127      133,882      139,886
---------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                                19,033        18,275        18,632       18,008       16,831
  Interest-bearing deposits                                   73,901        74,128        76,183       73,436       74,622
---------------------------------------------------------------------------------------------------------------------------
        Total deposits                                        92,934        92,403        94,815       91,444       91,453
Short-term borrowings                                         27,349        22,335        23,024       22,910       27,895
Bank acceptances outstanding                                     728           634           764          571          516
Other liabilities                                              3,703         3,290         3,361        2,936        2,899
Long-term debt                                                 7,258         7,604         7,660        7,332        7,807
---------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                    131,972       126,266       129,624      125,193      130,570
---------------------------------------------------------------------------------------------------------------------------

Guaranteed preferred beneficial interests
  in Corporation's junior subordinated
  deferrable interest debentures                                 990           990           495            -            -
---------------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
Preferred stock                                                   -             -             -            48          163
Common stock, $3.33-1/3 par value;
  authorized 750,000,000 shares                                1,870         1,866         1,916        1,803        1,880
Paid-in capital                                                  715           708         1,378          506        1,188
Retained earnings                                              7,355         7,032         6,727        6,431        6,231
Unrealized gain (loss) on debt and equity securities, net         40          (132)          (13)         (99)        (146)
---------------------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                             9,980         9,474        10,008        8,689        9,316
---------------------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity      $    142,942       136,730       140,127      133,882      139,886
---------------------------------------------------------------------------------------------------------------------------

MEMORANDA
Securities available for sale-amortized cost            $     16,324        14,607        14,194       13,871       22,051
Investment securities-market value                             2,417         2,522         2,636        2,691        2,797
Common stockholders' equity, net of unrealized
  gain (loss) on debt and equity securities             $      9,980         9,474        10,008        8,641        9,153
Preferred shares outstanding (In thousands)                       -             -             -         1,911        2,599
Common shares outstanding (In thousands)                     560,977       559,665       574,697      541,015      563,895
---------------------------------------------------------------------------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------------------------------------------------

                                                                             1997                                    1996
                                                          ------------------------   -------------------------------------

                                                             SECOND         First        Fourth        Third       Second
(In millions, except per share data)                        QUARTER       Quarter       Quarter      Quarter      Quarter
--------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                             $      2,071         2,019         1,986        1,953        1,896
Interest and dividends on securities available for sale         292           230           236          258          336
Interest and dividends on investment securities
  Taxable income                                                 29            30            32           31           33
  Nontaxable income                                              14            15            15           16           19
Trading account interest                                         64            49            72           87           67
Other interest income                                            89            75            94           78           80
--------------------------------------------------------------------------------------------------------------------------
        Total interest income                                 2,559         2,418         2,435        2,423        2,431
--------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on deposits                                            760           743           751          734          729
Interest on short-term borrowings                               339           264           308          301          320
Interest on long-term debt                                      120           124           121          123          118
--------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                1,219         1,131         1,180        1,158        1,167
--------------------------------------------------------------------------------------------------------------------------
Net interest income                                           1,340         1,287         1,255        1,265        1,264
Provision for loan losses                                       165           145           120          105           80
--------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses           1,175         1,142         1,135        1,160        1,184
--------------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME
Trading account profits                                          54            26            50           23            8
Service charges on deposit accounts                             191           193           174          165          166
Mortgage banking income                                          54            50            40           38           40
Capital management income                                       209           203           157          145          138
Securities available for sale transactions                        5             4            11            2            3
Investment security transactions                                  1             -             1            -            2
Fees for other banking services                                  36            41            39           41           44
Sundry income                                                   205           236           213          186          145
--------------------------------------------------------------------------------------------------------------------------
        Total noninterest income                                755           753           685          600          546
--------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE
Salaries                                                        506           480           490          454          425
Other benefits                                                  114           125           102           99          101
--------------------------------------------------------------------------------------------------------------------------
        Personnel expense                                       620           605           592          553          526
Occupancy                                                        91            91            93           82           83
Equipment                                                       117           121           118          108           98
Advertising                                                      22            22            10           10           10
Telecommunications                                               27            27            25           27           25
Travel                                                           25            21            20           23           27
Postage, printing and supplies                                   37            41            37           43           40
FDIC assessment                                                   6             5             -           15           14
Professional fees                                                21            20            30           23           29
External data processing                                         14            15            16           24           38
Other intangible amortization                                    67            67            60           60           61
SAIF special assessment                                           -             -             -          133            -
Sundry expense                                                  135           134           112          110          101
--------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                             1,182         1,169         1,113        1,211        1,052
--------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                      748           726           707          549          678
Income taxes                                                    263           255           247          192          239
--------------------------------------------------------------------------------------------------------------------------
        Net income                                              485           471           460          357          439
Dividends on preferred stock                                      -             -             1            1            3
--------------------------------------------------------------------------------------------------------------------------
        Net income applicable to common stockholders   $        485           471           459          356          436
--------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE DATA
Net income                                             $           0.87          0.83         0.82         0.65         0.77
Cash dividends                                         $           0.29          0.29         0.29         0.29         0.26
AVERAGE COMMON SHARES (In thousands)                            560,900       565,106      556,595      548,002      565,152
--------------------------------------------------------------------------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------

                                                              Six Months Ended
                                                                      June 30,
                                                          ---------------------

(In millions, except per share data)                         1997         1996
-------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                               $  4,090        3,785
Interest and dividends on securities available for sale       522          610
Interest and dividends on investment securities
  Taxable income                                               59           67
  Nontaxable income                                            29           39
Trading account interest                                      113          111
Other interest income                                         164          158
-------------------------------------------------------------------------------
        Total interest income                               4,977        4,770
-------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on deposits                                        1,503        1,475
Interest on short-term borrowings                             603          588
Interest on long-term debt                                    244          231
-------------------------------------------------------------------------------
        Total interest expense                              2,350        2,294
-------------------------------------------------------------------------------
Net interest income                                         2,627        2,476
Provision for loan losses                                     310          150
-------------------------------------------------------------------------------
Net interest income after provision for loan losses         2,317        2,326
-------------------------------------------------------------------------------

NONINTEREST INCOME
Trading account profits                                        80           29
Service charges on deposit accounts                           384          327
Mortgage banking income                                       104           77
Capital management income                                     412          264
Securities available for sale transactions                      9           18
Investment security transactions                                1            3
Fees for other banking services                                77           77
Sundry income                                                 441          277
-------------------------------------------------------------------------------
        Total noninterest income                            1,508        1,072
-------------------------------------------------------------------------------

NONINTEREST EXPENSE
Salaries                                                      986          837
Other benefits                                                239          214
-------------------------------------------------------------------------------
        Personnel expense                                   1,225        1,051
Occupancy                                                     182          176
Equipment                                                     238          191
Advertising                                                    44           21
Telecommunications                                             54           50
Travel                                                         46           49
Postage, printing and supplies                                 78           82
FDIC assessment                                                11           26
Professional fees                                              41           35
External data processing                                       29           74
Other intangible amortization                                 134          123
Merger-related restructuring charges                            -          281
Sundry expense                                                269          185
-------------------------------------------------------------------------------
        Total noninterest expense                           2,351        2,344
-------------------------------------------------------------------------------
Income before income taxes                                  1,474        1,054
Income taxes                                                  518          372
-------------------------------------------------------------------------------
        Net income                                            956          682
Dividends on preferred stock                                    -            7
-------------------------------------------------------------------------------
        Net income applicable to common stockholders     $    956          675
-------------------------------------------------------------------------------

PER COMMON SHARE DATA
Net income                                               $   1.70         1.20
Cash dividends                                           $   0.58         0.52
AVERAGE COMMON SHARES (In thousands)                      563,003      562,950
-------------------------------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------------------------------
                                                                                                      Six Months Ended
                                                                                                              June 30,
                                                                                             -------------------------

(In millions)                                                                                      1997          1996
----------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                                 $        956           682
Adjustments to reconcile net income to net cash provided (used) by operating activities
  Accretion and amortization of securities discounts and premiums, net                               11            23
  Provision for loan losses                                                                         310           150
  Provision for foreclosed properties                                                                 1            (3)
  Securities available for sale transactions                                                         (9)          (18)
  Investment security transactions                                                                   (1)           (3)
  Depreciation and amortization                                                                     362           294
  Trading account assets, net                                                                      (929)       (2,912)
  Gain on sale of adjustable rate mortgages                                                         (60)            -
  Mortgage loans held for resale                                                                    (12)          (23)
  Gain on sale of premises and equipment                                                             (1)           (3)
  Gain on sale of segregated assets                                                                  (5)           (2)
  Other assets, net                                                                                (299)          546
  Other liabilities, net                                                                            342          (189)
----------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by operating activities                                            666        (1,458)
----------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
    Sales of securities available for sale                                                        4,395         7,307
    Maturities of securities available for sale                                                     523         2,469
    Purchases of securities available for sale                                                   (7,041)      (13,605)
    Sales and underdeliveries of investment securities                                                1             6
    Maturities of investment securities                                                             275           502
    Purchases of investment securities                                                              (64)          (46)
    Sale of loans                                                                                 1,094             -
    Origination of loans, net                                                                    (1,866)          344
    Sales of premises and equipment                                                                  96            19
    Purchases of premises and equipment                                                            (276)         (426)
    Sales of mortgage servicing rights                                                                -             1
    Purchases of mortgage servicing rights                                                            -           (22)
    Other intangible assets, net                                                                     17            17
    Purchases of banking organizations, net of acquired cash equivalents                              6           264
----------------------------------------------------------------------------------------------------------------------
        Net cash used by investing activities                                                    (2,840)       (3,170)
----------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
    Deposits, net                                                                                (1,908)       (2,832)
    Securities sold under repurchase agreements and other short-term borrowings, net              4,325         8,337
    Issuances of guaranteed preferred beneficial interests                                          495             -
    Issuances of long-term debt                                                                     605           850
    Payments of long-term debt                                                                   (1,007)         (269)
    Sales of common stock                                                                           229           139
    Purchases of common stock                                                                      (941)         (116)
    Cash dividends paid                                                                            (329)         (299)
----------------------------------------------------------------------------------------------------------------------
        Net cash provided by financing activities                                                 1,469         5,810
----------------------------------------------------------------------------------------------------------------------
        Increase (decrease) in cash and cash equivalents                                           (705)        1,182
        Cash and cash equivalents, beginning of year                                             13,849        10,544
----------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of year                                             $     13,144        11,726
----------------------------------------------------------------------------------------------------------------------

NONCASH ITEMS
Increase in foreclosed properties and a decrease in loans                                  $          1            15
Conversion of preferred stock to common stock                                                         -            20
Issuance of common stock for purchase accounting acquisitions                                         4           124
Effect on stockholders' equity of an unrealized gain (loss) on debt and equity securities included in
    Securities available for sale                                                                    82          (417)
    Other assets (deferred income taxes)                                                   $         29          (159)
----------------------------------------------------------------------------------------------------------------------